Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-199995

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)(2)
3.700% Senior Notes due 2021	$600,000,000	99.850%	$599,100,000	$60,329.37
4.800% Senior Notes due 2026	$400,000,000	99.669%	$398,676,000	$40,146.67

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.
(2)	Paid herewith.

PROSPECTUS SUPPLEMENT

(To Prospectus dated November 7, 2014)

$1,000,000,000

Electronic Arts Inc.

$600,000,000 3.700% Senior Notes due 2021

$400,000,000 4.800% Senior Notes due 2026

We are offering $600,000,000 aggregate principal amount of our 3.700% Senior Notes due 2021 (the “2021 notes”) and $400,000,000 aggregate principal amount of our 4.800% Senior Notes due 2026 (the “2026 notes” and, together with the 2021 notes, the “notes”). The 2021 notes and the 2026 notes will bear interest at a rate of 3.700% and 4.800% per annum, respectively. We will pay interest on the notes semi-annually in arrears on March 1 and September 1 of each year, beginning on September 1, 2016. The 2021 notes and the 2026 notes will mature on March 1, 2021 and March 1, 2026, respectively.

We may redeem the notes of each series in whole at any time or in part from time to time at the applicable redemption prices described under the heading “Description of Notes—Optional Redemption” in this prospectus supplement. Upon the occurrence of a “change of control repurchase event,” as defined under “Description of Notes—Purchase of Notes upon a Change of Control Repurchase Event,” each holder will have the right to require us to repurchase all or any part of that holder’s notes at a price equal to 101% of the aggregate principal amount of the notes to be repurchased plus any accrued and unpaid interest on such notes to, but excluding, the repurchase date.

The notes will be our senior unsecured obligations and will rank equally with all our other existing and future unsubordinated obligations. There is no sinking fund for the notes. The notes are not, and are not expected to be, listed on any securities exchange.

Investing in the notes involves risks. See “Cautionary Note Regarding Forward-Looking Statements” on page S-iii and the risks described under the heading “Risk Factors” beginning on page S-8 of this prospectus supplement and under the heading “Risk Factors” in our periodic reports that we file with the Securities and Exchange Commission before investing in the notes.

	Price to Public(1)	Underwriting Discounts	Proceeds to Us (Before Expenses)
Per 2021 note	99.850%	0.600%	99.250%
2021 notes total	$599,100,000	$3,600,000	$595,500,000
Per 2026 note	99.669%	0.650%	99.019%
2026 notes total	$398,676,000	$2,600,000	$396,076,000
Total	$997,776,000	$6,200,000	$991,576,000

(1)	Plus accrued interest, if any, from February 24, 2016, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined if this prospectus supplement or the accompanying prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the notes on or about February 24, 2016 only in book-entry form through the facilities of The Depository Trust Company for the accounts of its participants, including Euroclear Bank S.A./N.V., as operator of the Euroclear System, and Clearstream Banking S.A.

Joint Book-Running Managers

BofA Merrill Lynch		J.P. Morgan
BNP PARIBAS	Citigroup	Morgan Stanley

Co-Managers

MUFG	Scotiabank	US Bancorp

The date of this prospectus supplement is February 17, 2016.

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of the notes we are offering and other matters relating to us. The second part is the accompanying prospectus, which provides more general information about the securities we may offer from time to time, some of which may not apply to this offering of notes. This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using the SEC’s shelf registration rules. You should read both this prospectus supplement and the accompanying prospectus, together with the documents incorporated by reference and the additional information described under the headings “Where You Can Find Additional Information” in this prospectus supplement and “Where You Can Find More Information” in the accompanying prospectus before making an investment decision.

To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus, on the other hand, the information contained in this prospectus supplement shall control. If any statement in this prospectus supplement conflicts with any statement in a document that has been incorporated herein by reference, then you should consider only the statement in the more recent document. You should assume that the information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates.

We have not, and the underwriters have not, authorized any person to provide you with any information or to make any representation other than as contained in this prospectus supplement, the accompanying prospectus and any free writing prospectus to which we have referred you and the information incorporated by reference in such documents. We and the underwriters do not take any responsibility for, and can provide no assurance as to the reliability of, any information that others may provide you. The information appearing or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus to which we have referred you is accurate only as of the date of this prospectus supplement, the accompanying prospectus or any such free writing prospectus or the date of the document in which incorporated information appears unless otherwise noted in such documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless otherwise indicated or unless the context otherwise requires, all references in this prospectus supplement to “Electronic Arts,” the “Company,” “we,” “us,” and “our” refer to Electronic Arts Inc. References to “securities” include any security that we might offer under this prospectus supplement and the accompanying prospectus. References to “$” and “dollars” are to United States dollars.

Some of the market and industry data contained or incorporated by reference in this prospectus supplement are based on independent industry publications or other publicly available information, while other information is based on internal studies. Although we believe that these independent sources and our internal data are reliable as of their respective dates, the information contained in them has not been independently verified. As a result, you should be aware that the market and industry data contained or incorporated by reference in this prospectus supplement, and beliefs and estimates based on such data, may not be reliable.

The distribution of this prospectus supplement, the accompanying prospectus and any free writing prospectus to which we have referred you and the offering of the notes in certain jurisdictions may be restricted by law. We are not, and the underwriters are not, making an offer of the notes in any jurisdiction where the offer or sale is not permitted. Persons who come into possession of this prospectus supplement, the accompanying prospectus and any free writing prospectus to which we have referred you should inform themselves about and observe any such restrictions. This prospectus supplement, the accompanying prospectus and any such free writing prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

S-ii

Fiscal Year

Our fiscal year is reported on a 52- or 53-week period that ends on the Saturday nearest March 31. Our results of operations for the fiscal years ended March 31, 2015, 2014 and 2013 each contained 52 weeks and ended on March 28, 2015, March 29, 2014 and March 30, 2013, respectively. Our current fiscal year began on March 29, 2015 and will end on April 2, 2016. For simplicity of disclosure, all fiscal periods in this prospectus supplement are referred to as ending on a calendar month-end.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the information incorporated by reference in this prospectus supplement contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, made in this prospectus supplement and the accompanying prospectus, including those incorporated by reference, are forward-looking. We use words such as “anticipate,” “believe,” “expect,” “intend,” “estimate” (and the negative of any of these terms), “future” and similar expressions to help identify forward-looking statements. These forward-looking statements are subject to business and economic risk and reflect management’s current expectations, and involve subjects that are inherently uncertain and difficult to predict. Some of the factors which could cause our actual results to differ materially from those described or incorporated by reference herein include the following:

•	sales of our titles;

•	our ability to manage expenses;

•	the competition in the interactive entertainment industry;

•	the effectiveness of our sales and marketing programs;

•	timely development and release of our products;

•	our ability to realize the anticipated benefits of acquisitions;

•	the consumer demand for, and the availability of an adequate supply of console hardware units;

•	our ability to predict consumer preferences among competing platforms;

•	our ability to service and support digital product offerings, including managing online security; and

•	general economic conditions.

Risks and uncertainties that may affect our future results include, but are not limited to, those described above and those discussed under the heading “Risk Factors” of this prospectus supplement and in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, including our most recent Annual Report on Form 10-K and our most recent subsequent Quarterly Report on Form 10-Q. Although we undertake no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise, you are advised to review any additional disclosures we make in the documents we subsequently file with the SEC that are incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Incorporation by Reference” in this prospectus supplement. We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all forward-looking statements.

S-iii

SUMMARY

The information below is a summary of the more detailed information included elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. You should read carefully the following summary together with the more detailed information contained in this prospectus supplement, including the “Risk Factors” section beginning on page S-8 of this prospectus supplement, the accompanying prospectus and the information incorporated by reference herein and therein, including the “Risk Factors” sections in our periodic reports that we file with the SEC. This summary is not complete and does not contain all of the information you should consider before purchasing the notes.

Our Company

We develop, market, publish and distribute game software content and services that can be played by consumers on a variety of platforms, including game consoles (such as the PlayStation 3 and PlayStation 4 from Sony, and Xbox 360 and Xbox One from Microsoft), PCs, mobile phones and tablets.

Our Strategy

We have three core strategies:

•	Players First;

•	Commitment to Digital; and

•	One EA.

Players First

Players are the foundation of our success, and we are committed to thinking about players first in everything we do. Our goal is to build deep, on-going relationships with our players. We aim to build these relationships by creating amazing games and services that deliver long-lasting fun and enduring value.

Our games and services are based on a portfolio of intellectual property that includes established brands such as Madden NFL, FIFA, Star Wars, Battlefield, Dragon Age, Sims and Need for Speed. We are the number one publisher on PlayStation®4 and Xbox One consoles in the Western World for calendar year 2015 based on available sources and EA estimates. We achieved this result by delivering popular and award-winning games to our players, including FIFA 16, Star Wars Battlefront, Madden NFL 16, Battlefield: Hardline and Need for Speed.

Commitment to Digital

Players increasingly are buying and playing games digitally rather than purchasing disc-based games from retailers. In addition, players are engaging with those games for longer periods of time, as they purchase additional content and services that we provide digitally. This digital transformation is creating new opportunities in platforms, content models and modalities of play. For example, we offer digitally delivered expansion packs for our Battlefield and Sims franchises. Similarly, the Ultimate Team feature in our FIFA, Madden NFL, NHL and NBA games has extended the life of those games by engaging players over longer periods of time.

We are investing in a digital platform, a technology foundation to enable us to deliver content and services for franchises like FIFA, Battlefield and Star Wars Battlefront while building player relationships that can last for years instead of for days or weeks. That same foundation also enables new player-centric ways to discover and try new experiences, such as EA Access and several offerings associated with our Origin service, including our Great Game Guarantee and On the House programs. Our digital revenue, which is generally higher-margin relative to packaged goods sales revenue, has continued to increase during fiscal year 2016 relative to packaged goods revenue and in absolute terms.

Our players can access our digitally-delivered games and services through several mechanisms. Console games, additional content and enhanced online services can be purchased directly through Sony’s PlayStation Network and Microsoft’s Xbox LIVE Marketplace. Our PC games and additional content can be downloaded directly through our Origin online platform, as well as through third-party online download stores. Our mobile, tablet and PC free-to-download games and additional content are available through wireless and online delivery, and our large scale, massively multi-player online service is available on a free-to-download and subscription basis.

One EA

The pursuit of our goals requires that we operate as one team that is faster, more focused and constantly evolving, and we are undertaking a cultural shift in our operations and development process in order to become a more flexible organization. We are changing how we develop our games, engaging players through alphas, betas and other programs to seek out more feedback earlier in the game development process. We are also changing the makeup and skill set of our workforce, and combining the art of game-making with the science of managing dynamic live services. These changes have enabled us to continue to increase our operational speed while improving our fiscal discipline.

Our Brands and Platforms

In our games, we utilize established brands that we either wholly own (such as Battlefield, Dragon Age, The Sims and Plants v. Zombies) or license from others (e.g., FIFA, Madden NFL and Star Wars). Leveraging these brands across a diverse range of genres (from casual to role-playing to sports simulation) enables us to build on-going relationships with a wide audience across a broad range of platforms.

We have the ability to deliver our products and services to our consumers across multiple platforms, including consoles, mobile phones, tablets and PCs (both through downloads via our Origin portal and through free-to-download games that can be played directly over the Internet). We believe this flexibility is critical to maintaining and growing our overall consumer base, which continues to evolve in response to the introduction of new platforms and platform business models. In particular, we are expanding the use of popular brands historically associated with console platforms, such as FIFA and Madden NFL, to mobile platforms.

New gaming platforms are expected to continue to emerge in the future. We intend to evaluate new platform publishing opportunities on a case-by-case basis as they emerge.

Corporate Information

Our principal executive offices are located at 209 Redwood Shores Parkway, Redwood City, California, 94065. Our telephone number at this address is (650) 628-1500, and our fax number is (650) 628-1405. Internationally, we conduct business through our international headquarters in Switzerland and have wholly-owned subsidiaries throughout the world, including offices in Europe, Australia, Asia and Latin America.

Investor inquiries should be directed to Investor Relations at the address and telephone number of our principal executive offices set forth above. Our website is www.ea.com. The information contained on, or accessible through, our website is not part of this prospectus supplement.

The Offering

The summary below describes the principal terms of the notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. A more detailed description of the terms and conditions of the notes is contained under the heading “Description of Notes” in this prospectus supplement and under the heading “Description of the Debt Securities” in the accompanying prospectus. As used in this section, “we,” “our,” and “us” refer to Electronic Arts Inc. and not to its consolidated subsidiaries.

Issuer	Electronic Arts Inc.

Notes Offered	$1,000,000,000 aggregate principal amount of notes, consisting of:
•	$600,000,000 aggregate principal amount of 3.700% Senior Notes due 2021; and

•	$400,000,000 aggregate principal amount of 4.800% Senior Notes due 2026.
Maturity Dates	The 2021 notes will mature on March 1, 2021, and the 2026 notes will mature on March 1, 2026, unless earlier redeemed or repurchased.

Interest Rate	The 2021 notes will bear interest at a rate of 3.700% per annum, and the 2026 notes will bear interest at a rate of 4.800% per annum.

Interest Payment Dates	Interest on the notes will be payable semi-annually in arrears on each March 1 and September 1, beginning on September 1, 2016.

Ranking	The notes will be our senior unsecured obligations and will rank equally with all our other existing and future unsubordinated obligations, including our 0.75% convertible senior notes due 2016 (the “convertible notes”), and any indebtedness we may incur from time to time under our senior unsecured revolving credit facility (the “credit facility”). The notes will be effectively subordinated to all of our existing and future secured indebtedness to the extent of the assets securing such indebtedness and structurally subordinated to the indebtedness and liabilities of our subsidiaries.

As of December 31, 2015, we and our subsidiaries had total consolidated indebtedness of $340 million, none of which was secured indebtedness, and our subsidiaries had no indebtedness and $340 million of other liabilities (including trade payables, but excluding intercompany obligations, deferred net revenue and liabilities of a type not required to be reflected on a balance sheet of such subsidiaries in accordance with GAAP as in effect in the jurisdiction of incorporation of such subsidiary).

Optional Redemption	We may redeem the notes of each series in whole at any time or in part from time to time at the applicable redemption prices described under the heading “Description of Notes—Optional Redemption.”

Change of Control Repurchase Event	Upon the occurrence of a “change of control repurchase event,” as defined under “Description of Notes—Purchase of Notes upon a Change of Control Repurchase Event,” each holder will have the right to require us to repurchase all or any part of that holder’s notes at a price equal to 101% of the aggregate principal amount of the notes to be repurchased plus any accrued and unpaid interest on such notes to, but excluding, the repurchase date.

Certain Covenants	The indenture governing the notes will contain covenants limiting our ability and the ability of our restricted subsidiaries (as defined herein) to:

•	create certain liens;

•	enter into certain sale and leaseback transactions; and

•	consolidate or merge with, or convey, transfer or lease all or substantially all our assets to, another person.

However, each of these covenants will be subject to a number of significant qualifications and exceptions. You should read “Description of Notes—Certain Covenants” in this prospectus supplement and “Description of the Debt Securities—Covenants” and “Description of the Debt Securities—Merger, Consolidation or Sale of Assets” in the accompanying prospectus for a description of these covenants. Exceptions to these covenants will allow us and our subsidiaries to incur liens with respect to certain of our assets.

Use of Proceeds	We intend to use the net proceeds from this offering for general corporate purposes, including, but not limited to, the payment of amounts due upon conversion, maturity or repurchase of the convertible notes and the repurchase of shares of our common stock, including pursuant to our new $500 million stock repurchase program announced concurrently with this offering. See “Use of Proceeds” in this prospectus supplement.

Denominations	The notes will be issued in minimum denominations of $2,000 and multiples of $1,000 in excess thereof.

Form of Notes	We will issue the notes in the form of one or more fully registered global notes registered in the name of the nominee of The Depository Trust Company (“DTC”). Investors may elect to hold the interests in the global notes through any of DTC, the Euroclear System or Clearstream Banking, S.A., as described under “Description of Notes—Book-Entry; Delivery and Form; Global Notes” and “Description of Notes—Euroclear and Clearstream, Luxembourg” in this prospectus supplement.

Further Issuances	We may, without the consent of existing holders, create and issue additional notes of any series having the same terms as, and ranking equally with, the notes of the corresponding series (except for the issue date and, if applicable, the payment of interest accruing prior to the issue date of such additional notes and the first payment of interest following the issue date of such additional notes). Such additional notes may be consolidated and form a single series with the notes of the corresponding series; provided that if the additional notes are not fungible with the outstanding notes of the applicable series offered hereby for U.S. federal income tax purposes, such additional notes will have one or more separate CUSIP numbers.

No Listing	We do not intend to list the notes on any securities exchange or automated dealer quotation system. The notes will be new securities for which there currently is no public market. See “Risk Factors—

Risks Related to the Notes—There may not be active trading markets for the notes” in this prospectus supplement.

U.S. Federal Income Tax Considerations	You should consult your tax advisor with respect to the U.S. federal, state and local and foreign tax consequences of purchasing, owning and disposing of the notes. See “Certain U.S. Federal Income Tax Considerations” in this prospectus supplement.

Trustee	U.S. Bank National Association.

Governing Law	New York law will govern the indenture and the notes.

Risk Factors	You should consider carefully all the information set forth and incorporated by reference in this prospectus supplement and the accompanying prospectus and, in particular, you should evaluate the specific factors set forth under the heading “Risk Factors” beginning on page S-8 of this prospectus supplement and under the heading “Risk Factors” in our periodic reports that we file with the SEC, as well as the other information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus to which we have referred you, before investing in any of the notes offered hereby.

Summary Selected Consolidated Financial Data

The following tables present our summary selected consolidated financial data. The summary selected consolidated financial data should be read in conjunction with our consolidated financial statements and the related notes thereto and the related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended March 31, 2015 (the “2015 Form 10-K”) and in our Quarterly Report on Form 10-Q for the three and nine months ended December 31, 2015 (the “Q3 2016 Form 10-Q”), each of which is incorporated by reference herein. The unaudited consolidated statement of operations data for the nine months ended December 31, 2015 and 2014 and the unaudited balance sheets data as of December 31, 2015 are derived from the Q3 2016 Form 10-Q and reflect all adjustments (consisting only of normal recurring accruals unless otherwise indicated) that, in the opinion of management, are necessary for a fair presentation of the results for the interim periods presented. The results of operations for the nine months ended December 31, 2015 are not necessarily indicative of results to be expected for the current fiscal year or any other period.

Consolidated Statement of Operations Data

(in millions, except per share amounts)

	For the Nine Months Ended December 31,		For the Fiscal Year Ended March 31,
	2015	2014	2015	2014	2013
Statements Of Operations Data:
Net revenue	$3,088	$3,330	$4,515	$3,575	$3,797
Cost of revenue	1,128	1,195	1,429	1,347	1,388

Gross profit	1,960	2,135	3,086	2,228	2,409
Total operating expenses	1,598	1,587	2,138	2,195	2,288

Operating income	362	548	948	33	121
Gains on strategic investments, net	—	—	—	—	39
Interest and other income (expense), net	(11)	(20)	(23)	(26)	(21)

Income before provision for (benefit from) income taxes	351	528	925	7	139
Provision for (benefit from) income taxes	94	48	50	(1)	41

Net income	$257	$480	$875	$8	$98

Net income per share:
Basic	$0.83	$1.54	$2.81	$0.03	$0.32
Diluted	$0.77	$1.49	$2.69	$0.03	$0.31
Number of shares used in computation:
Basic	311	312	311	308	310
Diluted	333	322	325	316	313

Consolidated Balance Sheets Data

(in millions)

	As of December 31, 2015	As of March 31,
		2015	2014
Balance Sheets Data:
Cash and cash equivalents	$2,263	$2,068	$1,782
Short-term investments	966	953	583
Working capital	1,007	973	748
Total assets	6,470	6,147	5,716
0.75% convertible senior notes due 2016, net	340	633	580
Other long-term liabilities	306	333	324
Total liabilities	3,451	3,080	3,294
Total stockholders’ equity	3,012	3,036	2,422

RISK FACTORS

An investment in the notes involves certain risks. In addition to the other information contained in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus, you should carefully consider the risk factors described in the 2015 Form 10-K and the Q3 2016 Form 10-Q, each of which is incorporated by reference herein, and the following discussion of risks before deciding whether an investment in the notes is suitable for you. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. Past financial performance may not be a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods.

Risks Related to the Notes

The notes are structurally subordinated to the indebtedness and other liabilities of our subsidiaries.

The notes are our obligations exclusively and not the obligations of any of our subsidiaries. Our subsidiaries are separate legal entities that have no obligation to pay any amounts due under the notes or to make any funds available therefor, whether by dividends, loans or other payments. In addition, the indenture governing the notes will not restrict our subsidiaries from incurring unsecured indebtedness. Except to the extent we are a creditor with recognized claims against our subsidiaries, all claims of creditors (including trade creditors) of our subsidiaries will have priority with respect to the assets of such subsidiaries over our claims (and therefore the claims of our creditors, including holders of the notes). Consequently, the notes will be structurally subordinated to all indebtedness and other liabilities of our subsidiaries and any subsidiaries that we may in the future acquire or establish. As of December 31, 2015, our subsidiaries had no indebtedness and $340 million of other liabilities (including trade payables, but excluding intercompany obligations, deferred net revenue and liabilities of a type not required to be reflected on a balance sheet of such subsidiaries in accordance with GAAP as in effect in the jurisdiction of incorporation of such subsidiary).

The notes are subject to prior claims of any secured creditors, and if a default occurs, we may not have sufficient funds to fulfill our obligations under the notes.

The notes are our unsecured general obligations, ranking equally with all our other senior unsecured indebtedness, including the convertible notes. The indenture governing the notes will permit us and our subsidiaries to incur additional indebtedness, including secured indebtedness. If we incur any secured indebtedness, our assets will be subject to prior claims by our secured creditors to the extent of the value of the assets securing such indebtedness. In the event of our bankruptcy, liquidation, reorganization or other winding up, assets that secure indebtedness will be available to pay obligations on the notes only after all indebtedness secured by those assets has been repaid in full. Holders of the notes will participate in our remaining assets ratably with all of our unsecured and unsubordinated creditors, including our trade creditors and holders of the previously issued convertible notes (to the extent then outstanding). If we incur any additional obligations that rank equally with the notes, including trade payables, the holders of those obligations will be entitled to share ratably with the holders of the notes and the previously issued convertible notes (to the extent then outstanding) in any proceeds distributed upon our insolvency, liquidation, reorganization, dissolution or other winding up. This may have the effect of reducing the amount of proceeds paid to you. If there are not sufficient assets remaining to pay all these creditors, all or a portion of the notes then outstanding would remain unpaid.

We issued $632.5 million aggregate principal amount of the convertible notes in an offering in July 2011 and have an existing $500 million credit facility, and may incur other indebtedness in the future, including the notes being offered hereby, all of which may adversely affect our financial condition and future financial results.

In July 2011, we issued the convertible notes in an aggregate principal amount of $632.5 million, of which $340 million in aggregate principal amount remained outstanding as of December 31, 2015. As each of the convertible notes and the notes offered hereby matures, we will have to expend significant resources to either repay or refinance such notes (or, in the case of the convertible notes, to pay cash amounts due upon conversion). If we decide to refinance the convertible notes or the notes offered hereby, we may be required to do so on different or less favorable terms or we may be unable to refinance such notes at all, both of which may adversely affect our financial condition.

We also have a $500 million credit facility. As of December 31, 2015, we had no outstanding borrowings under the credit facility. We may use the proceeds of any future borrowing under the credit facility for general corporate purposes or for future acquisitions or expansion of our business. Our existing and future levels of indebtedness may adversely affect our financial condition and future financial results by, among other things:

•	increasing our vulnerability to adverse changes in general economic, industry and competitive conditions;

•	requiring the dedication of a greater than expected portion of our expected cash from operations to service our indebtedness, thereby reducing the amount of expected cash flow available for general corporate purposes, including capital expenditures and acquisitions; and

•	limiting our flexibility in planning for, or reacting to, changes in our business and our industry.

We are required to comply with the covenants set forth in the indenture governing the convertible notes, the indenture governing the notes offered hereby and the credit facility. Our ability to comply with these covenants may be affected by events beyond our control. If we breach any of the covenants and do not obtain a waiver from the holders of the notes or the convertible notes or the lenders under the credit facility, then, subject to applicable cure periods, any outstanding indebtedness may be declared immediately due and payable. In addition, changes by any rating agency to our credit rating may negatively impact the value and liquidity of our securities. Downgrades in our credit ratings could also restrict our ability to obtain additional financing in the future and could affect the terms of any such financing.

We may still be able to incur substantially more indebtedness.

The terms of the indenture governing the notes will not prohibit us from incurring substantial indebtedness in the future. If we incur any additional indebtedness that ranks equally with the notes, the holders of that indebtedness will be entitled to share ratably with the holders of the notes and the convertible notes in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding up of our company.

The limited covenants in the indenture governing the notes and the terms of the notes will not provide protection against some types of important corporate events and may not protect your investment.

The indenture governing the notes will not:

•	require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flow or liquidity and, accordingly, will not protect holders of the notes in the event that we experience significant adverse changes in our financial condition or results of operations;

•	restrict our subsidiaries’ ability to issue securities or otherwise incur indebtedness that would be senior to our equity interests in our subsidiaries and therefore would be structurally senior to the notes;

•	limit our ability to incur unsecured indebtedness that is equal in right of payment to the notes;

•	restrict our ability to repurchase or prepay our securities;

•	restrict our ability to make investments or to repurchase or pay dividends or make other payments in respect of our common stock or other securities ranking junior to the notes; or

•	restrict our ability to enter into highly leveraged transactions.

In addition, the limitation on liens and limitation on sale and leaseback transactions covenants with respect to property held by us or our restricted subsidiaries contain exceptions that will allow us to create, grant or incur liens or security interests in a number of circumstances.

As a result of the foregoing, when evaluating the terms of the notes, you should be aware that the terms of the indenture and the notes will not restrict our ability to engage in, or to otherwise be a party to, a variety of corporate transactions, circumstances and events, such as certain acquisitions, refinancings or recapitalizations that could substantially and adversely affect our capital structure and the value of the notes. For these reasons, you should not consider the covenants in the indenture as a significant factor in evaluating whether to invest in the notes.

Changes in our credit ratings may adversely affect your investment in the notes.

The major debt rating agencies will routinely evaluate our debt. These ratings are not recommendations to purchase, hold or sell the notes, inasmuch as the ratings do not comment as to market price or suitability for a particular investor, are limited in scope, and do not address all material risks relating to an investment in the notes, but rather reflect only the view of each rating agency at the time the rating is issued. The ratings are based on current information furnished to the rating agencies by us and information obtained by the rating agencies from other sources. An explanation of the significance of such rating may be obtained from such rating agency. There can be no assurance that such credit ratings will remain in effect for any given period of time or that such ratings will not be lowered, suspended or withdrawn entirely by the rating agencies, if, in each rating agency’s judgment, circumstances so warrant. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, could affect the market value and liquidity of the notes and increase our corporate borrowing costs.

There may not be active trading markets for the notes.

There are currently no active trading markets for the notes. We do not intend to list the notes on any securities exchange or include them in any automated quotation system. We cannot assure you that active trading markets for the notes will ever develop or will be maintained. Further, there can be no assurance as to the liquidity of any markets that may develop for the notes, your ability to sell your notes or the prices at which you will be able to sell your notes. Future trading prices of the notes may be less than the price you pay for them and will depend on many factors, including prevailing interest rates, our financial condition and results of operations, the then-current ratings assigned to the notes and the market for similar securities. Any trading market that develops would be affected by many factors independent of and in addition to the foregoing, including the:

•	propensity of existing holders to trade their positions in each series of the notes;

•	time remaining to the maturity of each series of the notes;

•	outstanding amount of each series of the notes;

•	redemption of each series of the notes; and

•	level, direction and volatility of market interest rates generally.

Redemption may adversely affect your return on the notes.

We have the right to redeem some or all of the notes of each series prior to maturity. We may redeem the notes of each series at times when prevailing interest rates may be relatively low. Accordingly, you may not be able to reinvest the proceeds you receive from any redemption of the notes of a series in a comparable security at an effective interest rate as high as that of the notes of such series.

The provisions in the indenture governing the notes relating to change of control transactions will not necessarily protect you in the event of a highly leveraged transaction.

The provisions in the indenture relating to change of control transactions will not necessarily afford you protection in the event of a highly leveraged transaction that may adversely affect you, including a reorganization, restructuring, merger or other similar transaction involving us. These transactions may not involve a change in voting power or beneficial ownership or, even if they do, may not involve a change of the magnitude required under the definition of change of control repurchase event in the indenture to trigger these provisions, notably that the transactions are accompanied or followed within 60 days by a downgrade in the rating of the notes, following which the applicable series of notes is no longer rated “investment grade.” Except as described under “Description of Notes—Purchase of Notes upon a Change of Control Repurchase Event,” the indenture will not contain provisions that permit the holders of the notes to require us to repurchase the notes in the event of a takeover, recapitalization or similar transaction. In addition, certain circumstances involving a significant change in the composition of our board of directors may not constitute a “change of control” (as defined under “Description of Notes—Purchase of Notes upon a Change of Control Repurchase Event”). In the event of any such significant change in the composition of our board of directors, unless such change otherwise constitutes a “change of control” (as defined under “Description of Notes—Purchase of Notes upon a Change of Control Repurchase Event”), the holders would not have the right to require us to repurchase their notes even if a “ratings event” occurs where the applicable series of notes ceases to be rated investment grade as described under “Description of Notes—Purchase of Notes upon a Change of Control Repurchase Event.”

We may not be able to repurchase all of the notes upon a change of control repurchase event, which would result in a default under the notes and may constitute an event of default under our existing or future indebtedness.

We will be required to repurchase the notes at the option of each holder upon the occurrence of a change of control repurchase event as provided in the indenture governing the notes. However, we may not have sufficient funds to repurchase the notes in cash at the time of any change of control repurchase event. In addition, our ability to repurchase the notes for cash may be limited by law or the terms or other agreements relating to our indebtedness outstanding at the time. Accordingly, we may not be able to satisfy our obligations to repurchase your notes unless we are able to refinance or obtain consents from the holders of such indebtedness. Our failure to repurchase your notes at your option upon a change of control repurchase event would be an event of default under the indenture and could cause a cross-default or acceleration under certain agreements governing our other indebtedness, including the indenture governing the convertible notes and the credit facility.

You may not be able to determine when a change of control repurchase event has occurred.

The definition of change of control, which is a condition precedent to a change of control repurchase event, includes a phrase relating to the sale, transfer, conveyance or other disposition of “all or substantially all” of our assets. There is no precisely established definition of the phrase “substantially all” under applicable law. Accordingly, your ability to require us to repurchase your notes as a result of a sale, transfer, conveyance or other disposition of less than all of our assets to another individual, group or entity may be uncertain.

The negative covenants in the indenture governing the notes may have a limited effect.

The indenture governing the notes will contain covenants limiting our ability and the ability of our restricted subsidiaries to create certain liens, enter into certain sale and leaseback transactions, and consolidate or merge with, or sell, assign, convey, lease, transfer or otherwise dispose of all or substantially all our assets, taken as a whole, to, another person. However, the covenants limiting liens and sale and leaseback transactions will contain exceptions that will allow us and our restricted subsidiaries to incur liens with respect to certain of our assets. See “Description of Notes—Certain Covenants” in this prospectus supplement and “Description of the Debt

Securities—Merger, Consolidation or Sale of Assets” in the accompanying prospectus. In light of these exceptions and other factors described above, the negative covenants in the indenture governing the notes may have a limited effect and may not protect your investment in the notes.

We may enter into interest rate swap agreements in connection with the issuance of the notes.

In connection with the offering of the notes, we may enter into interest rate swap agreements to hedge some of our exposure to interest rate volatility, including in our portfolio of investments. These swap agreements involve risks, such as the risk that counterparties may fail to honor their obligations under these agreements. In addition, these arrangements may not be effective in reducing our exposure to changes in interest rates and can themselves result in losses in our consolidated statement of operations.

USE OF PROCEEDS

We estimate that the net proceeds from this offering of the notes will be approximately $988 million after deducting the underwriting discounts and the estimated offering expenses payable by us. We intend to use such net proceeds for general corporate purposes, including, but not limited to, the payment of amounts due upon conversion, maturity or repurchase of the convertible notes and the repurchase of shares of our common stock, including pursuant to our new $500 million stock repurchase program announced concurrently with this offering. The convertible notes bear interest at an annual rate of 0.75% and will mature on July 15, 2016, unless earlier converted or repurchased.

CAPITALIZATION

The following table sets forth our unaudited consolidated cash and cash equivalents, short-term investments and capitalization as of December 31, 2015:

•	on a historical basis; and

•	on an adjusted basis to give effect to this offering (but not the application of the net proceeds from this offering), after deducting the underwriting discounts and the estimated offering expenses payable by us.

The information set forth below should be read in conjunction with our consolidated financial statements and related notes incorporated by reference into this prospectus supplement.

	As of December 31, 2015
	Actual	As Adjusted
	(in millions, except footnotes)
Cash and cash equivalents	$2,263	$3,251

Short-term investments	$966	$966

Debt (including current portion) and other long-term liabilities:
3.700% Senior Notes due 2021 offered hereby	$—	$600
4.800% Senior Notes due 2026 offered hereby	—	400
Unaccreted discount on the notes offered hereby	—	(2)
0.75% Convertible Senior Notes due 2016(1)	340	340
Unsecured revolving credit facility(2)	—	—
Other long-term liabilities	306	306

Total debt and other long-term liabilities	646	1,644

Total stockholders’ equity	3,012	3,012

Total capitalization	$3,658	$4,656

(1)	Includes $333 million current portion of the convertible notes plus $7 million excess of the principal amount over the carrying value of the convertible notes, which is classified in temporary equity in our condensed consolidated balance sheets as of December 31, 2015. We will be obligated to pay the outstanding $340 million aggregate principal amount of the convertible notes in cash upon maturity on July 15, 2016, unless earlier converted. Upon conversion, we will pay cash up to the principal amount of the convertible notes being converted, and deliver any excess conversion value in shares of our common stock. During the quarter ended December 31, 2015, the condition for conversion of the convertible notes was met and as a result, the convertible notes are currently convertible at the option of the holder through April 2, 2016. As of February 4, 2016, we expect that at least $177 million in aggregate principal amount of the convertible notes will be settled during the quarter ended March 31, 2016. See Note 10 in the Q3 2016 Form 10-Q for additional information regarding the convertible notes.

(2)	On March 19, 2015, we entered into the credit facility, a $500 million senior unsecured revolving credit facility, with a syndicate of banks. As of December 31, 2015, no amounts were outstanding under the credit facility.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our historical consolidated ratio of earnings to fixed charges for the periods indicated.

Nine Months Ended December 31,		Fiscal Year Ended March 31,
2015	2014	2015	2014	2013	2012	2011
9.77	14.03	18.14	1.13	3.65	1.44	— (1)

(1)	For the fiscal year ended March 31, 2011, we had a $279 million deficiency of earnings to fixed charges.

For purposes of computing our ratio of earnings to fixed charges, earnings consist of our pre-tax income or loss from continuing operations plus fixed charges. Fixed charges consist of interest expensed, plus an estimate of the interest within rental expense. Fixed charges exclude interest associated with uncertain tax positions, which is recorded within income tax expense.

The ratio of earnings to fixed charges for the nine months ended December 31, 2015, is not necessarily indicative of the results that may be expected for the entire fiscal year or any future period. The ratios above should be read in conjunction with our consolidated financial statements, including the notes thereto, included in the 2015 Form 10-K and the Q3 2016 Form 10-Q, which are incorporated by reference herein.

DESCRIPTION OF NOTES

The following description of the particular terms of the notes offered by this prospectus supplement should be read in conjunction with the description of the general terms and provisions of the debt securities under the caption “Description of the Debt Securities” beginning on page 6 of the accompanying prospectus.

The notes will be issued as separate series of debt securities under an indenture between us and U.S. Bank National Association, as trustee (the “trustee”), as supplemented by a supplemental indenture, each to be entered into concurrently with the initial issuance of the notes (as so supplemented, the “indenture”). The following summary of provisions of the indenture and the notes does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the indenture, including definitions therein of certain terms and provisions made a part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). This summary may not contain all the information that you may find useful. You should read the indenture and the notes, copies of which are available from us upon request. Capitalized terms used and not defined in this summary have the meanings specified in the indenture. References to “we,” “us” and “our” in this section of this prospectus supplement are only to Electronic Arts Inc. and not to any of its subsidiaries.

General

The notes will have the following basic terms:

•	the notes will be our senior unsecured obligations and will rank equally with all our other existing and future unsubordinated obligations, including our 0.75% convertible senior notes due 2016 (the “convertible notes”), and any indebtedness we may incur from time to time under our senior unsecured revolving credit facility (the “credit facility”);

•	the notes will be effectively subordinated in right of payment to all our future secured indebtedness to the extent of the value of the assets securing such indebtedness;

•	the notes will be senior in right of payment to any of our indebtedness that is subordinated to the notes;

•	the notes will be structurally subordinated to all liabilities of our subsidiaries. As of December 31, 2015, our subsidiaries had no outstanding indebtedness and $340 million of other liabilities (including trade payables, but excluding intercompany obligations, deferred net revenue and liabilities of a type not required to be reflected on a balance sheet in accordance with GAAP as in effect in the jurisdiction of incorporation of such subsidiary);

•	the 2021 notes initially will be limited to $600,000,000 aggregate principal amount and the 2026 notes initially will be limited to $400,000,000 aggregate principal amount (in each case, subject to our right to issue additional notes as described under “—Further Issuances” below);

•	the 2021 notes will accrue interest at a rate of 3.700% per year and the 2026 notes will accrue interest at a rate of 4.800% per year;

•	the 2021 notes will mature on March 1, 2021, and the 2026 notes will mature on March 1, 2026, in each case unless redeemed or repurchased prior to such date;

•	interest will accrue on the notes from the most recent interest payment date to or for which interest has been paid or duly provided for (or if no interest has been paid or duly provided for, from the date of initial issuance of the notes), payable semi-annually in arrears on March 1 and September 1 of each year, beginning on September 1, 2016;

•	we may redeem the notes of either series prior to maturity, in whole or in part, as described under “—Optional Redemption” below;

•	we may be required to repurchase the notes in whole or in part at your option in connection with the occurrence of a “change of control repurchase event” as described under “—Purchase of Notes upon a Change of Control Repurchase Event” below;

•	the notes of each series will be issued in registered form in minimum denominations of $2,000 and multiples of $1,000 in excess thereof;

•	the notes of each series will be represented by one or more global notes registered in the name of a nominee of The Depository Trust Company (“DTC”), but in certain limited circumstances may be represented by notes in definitive form (see “—Book-Entry; Delivery and Form; Global Notes” below); and

•	the notes will be exchangeable and transferable at the office or agency maintained by us for such purposes (which initially will be the corporate trust office of the trustee).

Interest on the notes will be paid to the person in whose name that note is registered at the close of business on February 15 or August 15, as the case may be, immediately preceding the relevant interest payment date. Interest on the notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

If any interest or other payment date of a note falls on a day that is not a business day, the required payment of principal, premium, if any, or interest will be due on the next succeeding business day as if made on the date that the payment was due, and no interest will accrue on that payment for the period from and after that interest or other payment date, as the case may be, to the date of that payment on the next succeeding business day. The term “business day” when used with respect to any note, means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close.

We do not intend to list the notes on any securities exchange or include the notes in any automated quotation system.

The notes will not be subject to any sinking fund.

We may, to the extent permitted by law, and directly or indirectly (regardless of whether such notes are surrendered to us), purchase notes in the open market or otherwise, whether by us or our subsidiaries or through a private or public tender or exchange offer or through counterparties to private agreements, including by cash-settled swaps or other derivatives. We will cause any notes so purchased (other than notes purchased pursuant to cash-settled swaps or other derivatives) to be surrendered to the trustee for cancellation, and they will no longer be considered “outstanding” under the indenture upon their purchase.

The indenture will not contain any provisions that would limit our or our subsidiaries’ ability to incur additional unsecured indebtedness or require the maintenance of financial ratios or specified levels of net worth or liquidity.

Payment and Transfer or Exchange

Principal of and premium, if any, and interest on the notes will be payable, and the notes may be exchanged or transferred, at the office or agency maintained by us for such purpose (which initially will be the corporate trust office of the trustee). Payment of principal of and premium, if any, and interest on a global note registered in the name of or held by DTC or its nominee will be made in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global note. If the notes are no longer represented by a global note, payment of interest on certificated notes in definitive form may, at our option, be made by (i) check mailed directly to holders at their registered addresses or (ii) upon request of any holder of at least $5,000,000 principal amount of notes, wire transfer to an account located in the United States maintained by the payee. See “—Book-Entry; Delivery and Form; Global Notes” below.

A holder may transfer or exchange any certificated notes in definitive form at the same location set forth in the preceding paragraph. No service charge will be made for any registration of transfer or exchange of notes, but we may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith. We will not be required to transfer or exchange any note subject to redemption during a period of 15 days before the electronic delivery or mailing of a notice of redemption. We will not be required to register the transfer or exchange of any note so selected for redemption, in whole or in part, except the unredeemed portion of any note being redeemed in part.

The registered holder of a note will be treated as the owner of that note for all purposes.

Subject to applicable escheat laws, all amounts of principal of and premium, if any, and interest on the notes paid by us that remain unclaimed two years after such payment was due and payable will be repaid to us, and the holders of such notes will thereafter look solely to us for payment.

Ranking

The notes will be our senior unsecured obligations and will rank equally in right of payment with all our other existing and future unsubordinated obligations, including the convertible notes and any indebtedness we may incur from time to time under the credit facility.

The notes will effectively rank junior to all our future secured indebtedness to the extent of the value of the assets securing such indebtedness, and structurally subordinated to all liabilities of our subsidiaries. We derive a portion of our operating income and cash flow from our subsidiaries. Therefore, our ability to make payments when due to the holders of the notes is, in part, dependent upon the receipt of sufficient funds from our subsidiaries.

In addition, claims of creditors of our subsidiaries generally will have priority with respect to the assets and earnings of such subsidiaries over the claims of our creditors, including holders of the notes. Accordingly, the notes will be effectively subordinated to creditors, including trade creditors and preferred stockholders, if any, of our subsidiaries.

As of December 31, 2015, we had approximately $340 million of outstanding indebtedness, none of which was secured, and our subsidiaries had no outstanding indebtedness and $340 million of other liabilities (including trade payables, but excluding intercompany obligations, deferred net revenue and liabilities of a type not required to be reflected on a balance sheet in accordance with GAAP as in effect in the jurisdiction of incorporation of such subsidiary) to which the notes would have been structurally subordinated. After giving effect to this offering, we would have had approximately $1,340 million of outstanding consolidated indebtedness as of December 31, 2015.

Optional Redemption

We may redeem the 2021 notes or the 2026 notes at our option at any time in whole or from time to time in part prior to February 1, 2021, or December 1, 2025, respectively, at a redemption price equal to the greater of (i) 100% of the aggregate principal amount of the applicable notes to be redeemed and (ii) the sum of the present values of the Remaining Scheduled Payments of such notes, plus in each case, accrued and unpaid interest thereon to, but excluding, the redemption date.

We may redeem the 2021 notes or the 2026 notes at our option at any time in whole or from time to time in part on or after February 1, 2021, or December 1, 2025, respectively, at a redemption price equal to 100% of the aggregate principal amount of the applicable notes being redeemed, plus in each case, accrued and unpaid interest thereon to, but excluding, the redemption date.

Notwithstanding the foregoing, installments of interest on notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date in accordance with the notes and the indenture.

In determining the present values of the Remaining Scheduled Payments, we will discount such payments to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) using a discount rate equal to the Treasury Rate plus 40 basis points for the 2021 notes and 45 basis points for the 2026 notes.

The following terms are relevant to the determination of the redemption price.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the applicable notes to be redeemed (assuming the notes matured on the applicable Par Call Date) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes (assuming the notes matured on the applicable Par Call Date).

“Comparable Treasury Price” means, with respect to any redemption date, (1) if we obtain four or more applicable Reference Treasury Dealer Quotations, the arithmetic average of the applicable Reference Treasury Dealer Quotations for such redemption date after excluding the highest and lowest Reference Treasury Dealer Quotations, (2) if we obtain fewer than four and more than one applicable Reference Treasury Dealer Quotations, the arithmetic average of all applicable Reference Treasury Dealer Quotations for such redemption date or (3) if only one Reference Treasury Dealer Quotation is received, such quotation.

“Independent Investment Banker” means one of the Reference Treasury Dealers, as may be appointed from time to time by us; provided, however, that if any Reference Treasury Dealer ceases to be a primary U.S. Government securities dealer in the United States (a “primary treasury dealer”), we will substitute another primary treasury dealer.

“Par Call Date” means with respect to the 2021 notes, February 1, 2021, the date that is one month prior to the maturity of the 2021 notes and, with respect to the 2026 notes, December 1, 2025, the date that is three months prior to the maturity of the 2026 notes.

“Reference Treasury Dealer” means each of J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner and Smith Incorporated, each of their respective successors, and any other primary treasury dealers selected by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the arithmetic average, as determined by the Independent Investment Banker, of the bid and asked prices for the applicable Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer as of 5:00 p.m., New York City time, on the third business day preceding such redemption date.

“Remaining Scheduled Payments” means, with respect to any note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date but for such redemption calculated as if the maturity date of such note was the applicable Par Call Date; provided, however, that if such redemption date is not an interest payment date with respect to such note, the amount of the next scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity (computed as of the third business day immediately preceding that redemption date)

of the applicable Comparable Treasury Issue. In determining this rate, the Independent Investment Banker will assume a price for the applicable Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the applicable Comparable Treasury Price for such redemption date.

In the event that we choose to redeem less than all of the notes of the applicable series, selection of the notes for redemption will be made pro rata or by lot and, in the case of notes represented by global notes, in accordance with DTC’s applicable procedures. No notes of a principal amount of $2,000 or less shall be redeemed in part.

Notice of any redemption will be delivered at least 30 days but not more than 60 days before the redemption date to each holder of the notes to be redeemed. At our written request, the trustee shall give the notice of redemption on our behalf. Notice of redemption may, at our option and discretion, be subject to one or more conditions precedent.

Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes, or portions thereof, called for redemption.

Purchase of Notes upon a Change of Control Repurchase Event

If a change of control repurchase event occurs with respect to a series of notes, unless we have exercised our right to redeem the notes of such series as described above, each holder of the notes of such series will have the right to require us to repurchase all or any part (equal to $2,000 and multiples of $1,000 in excess thereof) of that holder’s notes of such series at a repurchase price in cash equal to 101% of the aggregate principal amount of the notes to be repurchased plus any accrued and unpaid interest on such notes to, but excluding, the repurchase date. Within 30 days following any change of control repurchase event or, at our option, prior to any change of control, but after the public announcement of the change of control or event that may constitute the change of control, we will deliver a notice to each holder, with a copy to the trustee, describing the transaction or transactions that constitute or may constitute the change of control repurchase event and offering (the “change of control offer”) to repurchase the notes on the repurchase date specified in the notice at the option of the holders, which date will be no earlier than 30 days and no later than 60 days from the date such notice is delivered (a “change of control notice”). The notice shall, if delivered prior to the date of consummation of the change of control, state that our obligation to repurchase the notes is conditioned on a change of control repurchase event occurring on or prior to the repurchase date specified in the notice.

We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with any repurchase of the notes as a result of a change of control repurchase event. To the extent the provisions of any such securities laws or regulations conflict with the “Purchase of Notes upon a Change of Control Repurchase Event” provisions of the indenture, we will comply with those securities laws and regulations and shall not be deemed to have breached our obligations under the “Purchase of Notes upon a Change of Control Repurchase Event” provisions of the indenture by virtue thereof; provided that we otherwise use commercially reasonable efforts to permit holders to exercise their rights and to fulfill our obligations in the time and in the manner specified in these provisions of the indenture to the extent permitted by such securities laws or regulations.

On the repurchase date following a change of control repurchase event, we will, to the extent lawful:

(1) accept for payment all the notes or portions of the notes properly tendered pursuant to our change of control notice;

(2) deposit with the paying agent an amount equal to the aggregate repurchase price in respect of all the notes or portions of the notes properly tendered; and

(3) deliver or cause to be delivered to the trustee the notes properly accepted, together with an officers’ certificate stating the aggregate principal amount of notes being repurchased by us.

The paying agent will promptly deliver to each holder of notes properly tendered the repurchase price for the notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any notes surrendered.

If holders of not less than 95% in aggregate principal amount of the outstanding notes of a series validly tender and do not withdraw such notes in a change of control offer and we, or any third party making a change of control offer in lieu of us, as described below, purchases all of the notes validly tendered and not withdrawn by such holders, we will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the change of control offer described above, to redeem all notes of such series that remain outstanding following such purchase at a redemption price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date).

Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a change of control under the indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or the credit ratings of the notes. Restrictions on our ability to incur liens and enter into sale and leaseback transactions are contained in the covenants as described below under “—Certain Covenants—Limitation on Liens” and “—Certain Covenants—Limitation on Sale and Leaseback Transactions.” Except for the limitations contained in such covenants, the covenant relating to repurchases upon the occurrence of a change of control repurchase event and the covenant described in the accompanying prospectus under “Description of the Debt Securities—Merger, Consolidation or Sale of Assets,” however, the indenture will not contain any covenants or provisions that may afford holders of the notes protection in the event of a highly leveraged transaction.

We will not be required to make a change of control offer in connection with a change of control repurchase event if a third party makes such an offer in connection with such change of control repurchase event in the manner and at the times required and otherwise in compliance with the requirements for such an offer made by us, and such third party purchases all notes properly tendered and not withdrawn under its offer.

The phrase “all or substantially all,” as used with respect to our assets and the assets of our subsidiaries in the definition of “change of control,” is subject to interpretation under applicable state law, and its applicability in a given instance would depend upon the facts and circumstances. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of “all or substantially all” of our assets and the assets of our subsidiaries has occurred in a particular instance, in which case a holder’s ability to obtain the benefit of these provisions could be uncertain.

Furthermore, holders may not be entitled to require us to repurchase their notes in certain circumstances involving a significant change in the composition of our board of directors unless such change otherwise constitutes a change of control repurchase event.

We may not have sufficient funds to repurchase all the notes upon a change of control repurchase event. In addition, even if we have sufficient funds, we may be prohibited from repurchasing the notes under the terms of our future debt instruments. Furthermore, a failure to repurchase the notes upon a change of control repurchase event could constitute an event of default under either the credit facility or the indenture governing the convertible notes. See “Risk Factors—Risks Related to the Notes—We may not be able to repurchase all of the notes upon a change of control repurchase event, which would result in a default under the notes and may constitute an event of default under our existing or future indebtedness.”

For purposes of the foregoing discussion of a repurchase at the option of holders, the following definitions are applicable:

“change of control” means the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our assets and the assets of our subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than to us or one of our subsidiaries; (2) the adoption of a plan by our board of directors relating to our liquidation or dissolution; (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the aggregate of the total voting power of our voting shares or other voting shares into which our voting shares are reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; provided, however, that a person shall not be deemed beneficial owner of, or to own beneficially, (A) any securities tendered pursuant to a tender or exchange offer made by or on behalf of such person or any of such person’s affiliates until such tendered securities are accepted for purchase or exchange thereunder, or (B) any securities if such beneficial ownership (i) arises solely as a result of a revocable proxy delivered in response to a proxy or consent solicitation made pursuant to the applicable rules and regulations under the Exchange Act, and (ii) is not also then reportable on Schedule 13D (or any successor schedule) under the Exchange Act; or (4) we consolidate with, or merge with or into, any person, or any person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of our outstanding voting shares or the outstanding voting shares of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where our voting shares outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the voting shares (measured by voting power) of the surviving person or any direct or indirect parent company of any surviving person immediately after giving effect to such transaction.

“change of control repurchase event” means the occurrence of both a change of control and a ratings event.

“investment grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s); a rating of BBB– or better by S&P (or its equivalent under any successor rating categories of S&P); or, if applicable, the equivalent investment grade credit rating from any substitute rating agency.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“rating agency” means Moody’s and S&P; provided that if either Moody’s or S&P ceases to rate the notes or fails to make a rating of the applicable series of notes publicly available, “rating agency” will include a substitute rating agency appointed by the Company.

“rating category” means (i) with respect to S&P, any of the following categories: AAA, AA, A, BBB, BB, B, CCC, CC, C and D (or equivalent successor categories); (ii) with respect to Moody’s, any of the following categories: Aaa, Aa, A, Baa, Ba, B, Caa, Ca, C and D (or equivalent successor categories); and (iii) the equivalent of any such category of S&P or Moody’s used by a substitute rating agency.

“ratings event” means that the applicable series of notes ceases to be rated investment grade by both rating agencies on any day during the period (the “trigger period”) commencing on the earlier of (a) the first public notice of the occurrence of a change of control or (b) the public announcement by us of our intention to effect a change of control, and ending 60 days following consummation of such change of control (which period shall be extended so long as the rating of the applicable series of notes is under publicly announced consideration for a possible rating downgrade by any of the rating agencies on such 60th day, such extension to last with respect to each such rating agency until the date on which such rating agency considering such possible downgrade either (x) rates the applicable series of notes below investment grade or (y) publicly announces that it is no longer considering the notes for possible downgrade, provided that no such extension will occur if on such 60th day the applicable series of notes is rated investment grade by at least one of such rating agencies in question and is not subject to review for possible downgrade by such rating agency). If either rating agency is not providing a rating of that series of notes on any day during the trigger period for any reason (subject, for the avoidance of doubt, to our right to engage a substitute rating agency as provided in this prospectus supplement), the rating of such rating agency for such series of notes shall be deemed to have ceased to be investment grade during the trigger period.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and its successors.

“substitute rating agency” means a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act, selected by us as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

“voting shares” of any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Further Issuances

We may from time to time, without notice to or the consent of the holders of the notes, create and issue additional 2021 notes or 2026 notes having the same terms as, and ranking equally and ratably with, the 2021 notes or the 2026 notes, as applicable, in all respects (except for the issue date and, if applicable, the payment of interest accruing prior to the issue date of such additional notes and the first payment of interest following the issue date of such additional notes). Such additional notes may be consolidated and form a single series with, and will have the same terms as to ranking, redemption, waivers, amendments or otherwise, as the 2021 notes or the 2026 notes, as applicable, and will vote together as one class on all matters with respect to the 2021 notes or the 2026 notes, as the case may be; provided that if the additional notes are not fungible with the outstanding notes of the applicable series for U.S. federal income tax purposes, the additional notes will have one or more separate CUSIP numbers.

Certain Covenants

Except as set forth below, neither we nor any of our subsidiaries will be restricted by the indenture from:

•	incurring any indebtedness or other obligation,

•	paying dividends or making distributions on our capital stock or the capital stock of such subsidiaries, or

•	purchasing or redeeming our capital stock or the capital stock of such subsidiaries.

In addition, we will not be required to maintain any financial ratios or specified levels of net worth or liquidity or to repurchase or redeem or otherwise modify the terms of the notes upon a change of control or other events involving us or any of our subsidiaries that may adversely affect the creditworthiness of the notes, except to the limited extent provided under “—Purchase of Notes upon a Change of Control Repurchase Event” above. Among other things, the indenture will not contain covenants designed to afford holders of the notes any protections in the event of a highly leveraged or other transaction involving us that may adversely affect holders of the notes, except to the limited extent provided under “—Purchase of Notes upon a Change of Control Repurchase Event” above and in the accompanying prospectus under “Description of the Debt Securities—Merger, Consolidation or Sale of Assets.”

The indenture will contain the following principal covenants in addition to those set forth in the accompanying prospectus under “Description of the Debt Securities—Covenants”:

Limitation on Liens

We will not, and we will not permit any of our restricted subsidiaries to, create or incur any Lien upon any Property of ours or any of our restricted subsidiaries (whether now existing or owned or hereafter created or acquired), in order to secure any indebtedness of ours or any of our restricted subsidiaries unless prior to or at the same time, the notes (together with, at our option, any other indebtedness or guarantees of ours or any of our subsidiaries ranking equally in right of payment with the notes or such guarantee) are equally and ratably secured with or, at our option, prior to, such secured indebtedness, until such time as such indebtedness or guarantees are no longer secured by such Lien or such Property is no longer owned by us or any of our restricted subsidiaries.

The foregoing restriction does not apply to:

(1) Liens existing with respect to any person at the time such person becomes a direct or indirect subsidiary of ours, provided that such Lien was not incurred in anticipation of such person becoming a subsidiary;

(2) Liens existing on Property at the time of acquisition thereof or at the time of acquisition by us or any of our subsidiaries of any person then owning such Property whether or not such existing Liens were given to secure the payment of the purchase price of the Property to which they attach;

(3) Liens securing indebtedness of ours or any of our subsidiaries owing to us or any of our subsidiaries;

(4) Liens existing on the date of the initial issuance of the notes (excluding any additional notes);

(5) Liens on Property of a person existing at the time such person is merged into or consolidated with us or any of our subsidiaries, at the time such person becomes a subsidiary of ours, or at the time of a sale, lease or other disposition of all or substantially all of the Properties of a person to us or any of our subsidiaries, provided that such Lien was not incurred in anticipation of the merger, consolidation, or sale, lease, other disposition or other such transaction;

(6) Liens created in connection with a project financed with, and created to secure, a Non-recourse Obligation;

(7) Liens created to secure the notes;

(8) Liens imposed by law or arising by operation of law, such as materialmens’, workmen or repairmen, carriers’, warehousemen’s and mechanic’s Liens and other similar Liens, in each case for sums not yet overdue by more than 60 calendar days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such person with respect to which such person shall then be proceeding with an appeal or other proceedings for review and Liens arising solely by virtue of any statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution;

(9) Liens for taxes, assessments or other governmental charges or levies on Property not yet due or payable or subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings;

(10) Liens to secure the performance of obligations with respect to statutory or regulatory requirements, bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance or return of money bonds and other obligations of a like nature;

(11) pledges or deposits under workmen’s compensation, unemployment insurance, or similar legislation and liens of judgments thereunder which are not currently dischargeable, or deposits to secure public or statutory obligations, or deposits in connection with obtaining or maintaining self-insurance or to obtain the benefits of any law, regulation or arrangement pertaining to workmen’s compensation, unemployment insurance, old age pensions, social security or similar matters, or deposits of cash or obligations of the United States to secure surety, appeal or customs bonds, or deposits in litigation or other proceedings such as, but not limited to, interpleader proceedings;

(12) Liens consisting of easements, rights-of-way, zoning restrictions, restrictions on the use of real property, and defects and irregularities in the title thereto, landlords’ Liens and other similar Liens none of which interfere materially with the use of the Property covered thereby in the ordinary course of business and which do not, in our opinion, materially detract from the value of such Properties;

(13) Liens in favor of the United States or any state, territory or possession thereof (or the District of Columbia), or any department, agency, instrumentality or political subdivision of the United States or any state, territory or possession thereof (or the District of Columbia), to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of constructing or improving the Property subject to such Liens;

(14) Liens securing indebtedness incurred to finance the construction, acquisition (including acquisition through merger or consolidation), purchase or lease of, or repairs, improvements or additions to, Property (including shares of capital stock), plant or equipment of ours or our restricted subsidiaries; provided, however, that the Lien may not extend to any other Property owned by us or any of our restricted subsidiaries at the time the Lien is incurred (other than Property affixed or appurtenant thereto), and the indebtedness (other than any interest thereon) secured by the Lien may not be incurred more than 18 months after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the Property subject to the Lien;

(15) Liens incurred to secure cash or investment management or custodial services in the ordinary course of business or on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(16) Liens on the capital stock of a subsidiary that is not a restricted subsidiary;

(17) Liens securing Hedging Obligations designed to protect us from fluctuations in interest rates, currencies, equities or the price of commodities and not for speculative purposes;

(18) Liens securing reimbursement obligations with respect to commercial letters of credit in the ordinary course of business that encumber cash, documents and other Property relating to such letters of credit and proceeds thereof;

(19) Liens on Property incurred in connection with any transaction permitted under the “—Limitation on Sale and Leaseback Transactions” covenant described below; or

(20) any extensions, renewals or replacements of any Lien referred to in clauses (1) through (19) without increase of the principal of the indebtedness secured by such Lien (except to the extent of any fees or other costs associated with any such extension, renewal or replacement); provided, however, that any Liens permitted by any of clauses (1) through (19) shall not extend to or cover any Property of ours or any of our subsidiaries, as the case may be, other than the Property specified in such clauses and improvements to such Property.

Notwithstanding the restrictions set forth in the preceding paragraph, we and our restricted subsidiaries will be permitted to incur indebtedness secured by Liens which would otherwise be subject to the foregoing restrictions without equally and ratably securing the notes, provided that, after giving effect to such indebtedness and the retirement of any indebtedness secured by Liens (other than Liens described in clauses (1) through (20) above) that is being retired substantially concurrently with such incurrence, the aggregate amount of all indebtedness secured by Liens (not including Liens permitted under clauses (1) through (20) above), together with all attributable debt outstanding pursuant to the second paragraph of the “—Limitation on Sale and Leaseback Transactions” covenant described below, does not exceed 15% of our Consolidated Net Tangible Assets. We and our restricted subsidiaries also may, without equally and ratably securing the notes, create or incur Liens that extend, renew, substitute or replace (including successive extensions, renewals, substitutions or replacements), in whole or in part, any Lien permitted pursuant to the preceding sentence.

Limitation on Sale and Leaseback Transactions

We will not, and will not permit any of our restricted subsidiaries to, enter into any sale and leaseback transaction for the sale and leasing back of any Property, whether now owned or hereafter acquired, unless:

(1) such transaction was entered into prior to the date of the initial issuance of the notes (excluding any additional notes);

(2) such transaction was for the sale and leasing back to us or any of our wholly owned subsidiaries of any Property by us or a restricted subsidiary;

(3) such transaction involves a lease for not more than three years (or which may be terminated by us or our subsidiaries within a period of not more than three years);

(4) we would be entitled to incur indebtedness secured by a Lien with respect to such sale and leaseback transaction without equally and ratably securing the notes pursuant to the second paragraph of the “—Limitation on Liens” covenant described above; or

(5) we apply or any restricted subsidiary applies an amount equal to the net proceeds from the sale of such Property to the purchase of other Property or assets used or useful in our or its business or to the retirement of indebtedness that is pari passu with the notes (including the notes) within 365 days before or after the effective date of any such sale and leaseback transaction, provided that, in lieu of applying such amount to the retirement of pari passu indebtedness, we may deliver notes to the trustee for cancellation, such notes to be credited at the cost thereof to us.

Notwithstanding the restrictions set forth in the preceding paragraph, we and our restricted subsidiaries may enter into any sale and leaseback transaction which would otherwise be subject to the foregoing restrictions, if after giving effect thereto the aggregate amount of all attributable debt with respect to such transactions (not including attributable debt permitted under clauses (1) through (5) above), together with all indebtedness outstanding pursuant to the third paragraph of the “—Limitation on Liens” covenant described above, does not exceed 15% of our Consolidated Net Tangible Assets.

Definitions

The indenture will contain the following defined terms:

“attributable debt” means, with respect to any sale and leaseback transaction, at the time of determination, the lesser of (1) the fair market value of the Property (as determined in good faith by our board of directors) subject to such transaction, and (2) the total obligation (discounted to the present value at the implicit interest factor, determined in accordance with GAAP, included in the rental payments) of the lessee for rental payments (other than amounts required to be paid on account of property taxes as well as maintenance, repairs, insurance, water rates and other items which do not constitute payments for property rights) during the remaining portion of the base term of the lease included in such transaction. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such present value shall be the lesser of (i) the present value determined assuming termination upon the first date such lease may be terminated (in which case the present value shall also include the amount of the penalty, but shall not include any rent that would be required to be paid under such lease subsequent to the first date upon which it may be terminated) and (ii) the present value assuming no such termination.

“Consolidated Net Tangible Assets” means, as of any date of determination, the total assets less (a) all current liabilities (excluding deferred net revenue) and (b) the value of all goodwill, trade names, trademarks, service marks, patents, unamortized debt discount and expense and other intangible assets, all as shown on or reflected in our most recent consolidated balance sheet (including, without duplication, the notes related thereto) prepared in accordance with GAAP.

“GAAP” means generally accepted accounting principles in the United States of America in effect from time to time.

“guarantee” means any obligation, contingent or otherwise, of any person directly or indirectly guaranteeing any indebtedness of any other person and any obligation, direct or indirect, contingent or otherwise, of such person (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such indebtedness of such other person (whether arising by virtue of partnership arrangements, or by agreement to keep well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise) or (2) entered into for purposes of assuring in any other manner the obligee of such indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “guarantee” will not include endorsements for collection or deposit in the ordinary course of business. The term “guarantee,” when used as a verb, has a correlative meaning.

“Hedging Obligations” means, with respect to any specified person, the obligations of such person under:

(1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2) other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3) other agreements or arrangements designed to protect such person against fluctuations in currency exchange rates or commodity prices.

“indebtedness” means, with respect to any person, indebtedness of such person for borrowed money (including, without limitation, indebtedness for borrowed money evidenced by notes, bonds, debentures or similar instruments but not including Non-recourse Obligations), if and to the extent any of the foregoing indebtedness would appear as a liability upon an unconsolidated balance sheet of such person (but does not include contingent liabilities which appear only in a footnote to a balance sheet).

“Lien” means any mortgage, lien, pledge, charge, or other security interest or encumbrance of any kind (including any conditional sale or other title retention agreement and any lease in the nature thereof).

“Non-recourse Obligation” means indebtedness or other obligations substantially related to (1) the acquisition of assets not previously owned by us or any direct or indirect subsidiaries of ours or (2) the financing of a project involving the development or expansion of our properties or properties of any direct or indirect subsidiaries of ours, as to which the obligee with respect to such indebtedness or obligation has no recourse to us or any direct or indirect subsidiary of ours or such subsidiary’s assets other than the assets which were acquired with the proceeds of such transaction or the project financed with the proceeds of such transaction (and the proceeds thereof).

“person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Property” means any property or asset, whether real, personal or mixed, or tangible or intangible, including shares of capital stock.

“restricted subsidiary” means any domestic subsidiary of ours other than any of our less than 80%-owned subsidiaries if the common stock of such subsidiary is traded on any national securities exchange or on the over-the-counter markets.

“subsidiary” of any specified person means any corporation, limited liability company, limited partnership, association or other business entity of which more than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such person or one or more of the other subsidiaries of that person or a combination thereof.

Events of Default

The events of default set forth in the section entitled “Description of the Debt Securities—Events of Default” in the accompanying prospectus will not apply to the notes. Instead, each of the following will be an “event of default” under the indenture with respect to a series of notes:

(1) default for 30 days in payment of any interest installment due and payable on any note of such series;

(2) a failure to pay principal of or premium, if any, on any note of such series when due at its stated maturity date, upon optional redemption or otherwise;

(3) a failure by us to repurchase notes of such series tendered for repurchase following the occurrence of a change of control repurchase event in conformity with the covenant set forth above under “—Purchase of Notes upon a Change of Control Repurchase Event”;

(4) default in our performance of any other covenant or agreement in respect of the notes of such series for 90 days after written notice has been given either to us by the trustee, or to us and the trustee by the holders of at least 25% in principal amount of the notes of such series then outstanding;

(5)(a) a failure to make any payment at maturity, including any applicable grace period, on any of our indebtedness (other than indebtedness we owe to any of our subsidiaries) outstanding in an amount in excess of $200 million or (b) a default on any of our indebtedness (other than indebtedness we owe to any of our subsidiaries), which default results in the acceleration of such indebtedness in an amount in excess of $200 million without such indebtedness having been discharged or the acceleration having been cured, waived, rescinded or annulled, in the case of clause (a) or (b) above, for a period of 30 days after written notice thereof to us by the trustee or to us and the trustee by the holders of not less than 25% in principal amount of outstanding notes (including any additional notes); provided, however, that if any failure, default or acceleration referred to in clause (a) or (b) above ceases or is cured, waived, rescinded or annulled, then the event of default will be deemed cured; and

(6) certain events of bankruptcy, insolvency, or reorganization involving us as set forth in the indenture.

Application of Discharge and Defeasance Provisions

The accompanying prospectus contains a section entitled “Description of the Debt Securities—Defeasance, Discharge and Termination.” That section describes provisions for the satisfaction and discharge, full defeasance and covenant defeasance of debt securities issued under the indenture. Those provisions will apply to the notes.

Modification and Waiver

The accompanying prospectus contains a section entitled “Description of the Debt Securities— Modification and Waiver.” That section describes provisions for modification, amendment, supplement or waiver of the provisions of the indenture. Those provisions will apply to the notes. In addition, we may amend or modify the indenture without the consent of any holder of notes of the series affected by the modifications or amendments in order to:

•	cure any ambiguity, omission, defect or inconsistency, provided that the interests of the holders are not adversely affected;

•	conform the text of the indenture or the notes to any corresponding provision of this “Description of Notes” or the “Description of the Debt Securities” in the accompanying prospectus, as evidenced by an officers’ certificate;

•	provide for the issuance of additional notes of such series, subject to the limitations set forth in the indenture;

•	provide for the assumption of our obligations in the case of a merger or consolidation and our discharge upon such assumption provided that the provision under “Description of the Debt Securities—Merger, Consolidation, or Sale of Assets” in the accompanying prospectus is complied with;

•	add covenants or make any change that would provide any additional rights or benefits to the holders of the notes of such series;

•	add guarantees with respect to the notes of such series;

•	provide for uncertificated notes of such series in addition to or in place of certificated notes of such series;

•	secure the notes of such series;

•	add or appoint a successor or separate trustee;

•	make any change that does not adversely affect the interests of any holder of notes of such series; or

•	maintain the qualification of the indenture under the Trust Indenture Act.

Same-Day Settlement and Payment

The notes will trade in the same-day funds settlement system of DTC until maturity or until we issue the notes in certificated form. DTC will therefore require secondary market trading activity in the notes to settle in immediately available funds. We can give no assurance as to the effect, if any, of settlement in immediately available funds on trading activity in the notes.

Book-Entry; Delivery and Form; Global Notes

The notes will be represented by one or more global notes in definitive, fully registered form without interest coupons. Each global note will be deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC in New York, New York for the accounts of participants in DTC.

Investors may hold their interests in a global note directly through DTC if they are DTC participants, or indirectly through organizations that are DTC participants. Except in the limited circumstances described below, holders of notes represented by interests in a global note will not be entitled to receive their notes in fully registered certificated form.

DTC has advised as follows: DTC is a limited-purpose trust company organized under New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal

Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of institutions that have accounts with DTC (“participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers (which may include the underwriters), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

Ownership of Beneficial Interests

Upon the issuance of each global note, DTC will credit, on its book-entry registration and transfer system, the respective principal amount of the individual beneficial interests represented by the global note to the accounts of participants. Ownership of beneficial interests in each global note will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in each global note will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by DTC (with respect to participants’ interests) and such participants (with respect to the owners of beneficial interests in the global note other than participants).

So long as DTC or its nominee is the registered holder and owner of a global note, DTC or such nominee, as the case may be, will be considered the sole legal owner of the notes represented by the global note for all purposes under the indenture, the notes and applicable law. Except as set forth below, owners of beneficial interests in a global note will not be entitled to receive certificated notes and will not be considered to be the owners or holders of any notes under the global note. We understand that under existing industry practice, in the event an owner of a beneficial interest in a global note desires to take any actions that DTC, as the holder of the global note, is entitled to take, DTC would authorize the participants to take such action, and that participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them. No beneficial owner of an interest in a global note will be able to transfer the interest except in accordance with DTC’s applicable procedures, in addition to those provided for under the indenture. Because DTC can only act on behalf of participants, who in turn act on behalf of others, the ability of a person having a beneficial interest in a global note to pledge that interest to persons that do not participate in the DTC system, or otherwise to take actions in respect of that interest, may be impaired by the lack of a physical certificate of that interest.

All payments on the notes represented by a global note registered in the name of and held by DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner and holder of the global note.

We expect that DTC or its nominee, upon receipt of any payment of principal, premium, if any, or interest in respect of a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global note as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for accounts for customers registered in the names of nominees for such customers. These payments, however, will be the responsibility of such participants and indirect participants, and neither we, the underwriters, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to, or payments made on account of beneficial ownership interests in any global note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between DTC and its participants or the relationship between such participants and the owners of beneficial interests in the global note.

Unless and until it is exchanged in whole or in part for certificated notes, each global note may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC. Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

We expect that DTC will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in a global note are credited and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction.

Although we expect that DTC will agree to the foregoing procedures in order to facilitate transfers of interests in each global note among participants of DTC, DTC is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we, the underwriters, nor the trustee will have any responsibility for the performance or nonperformance by DTC or their participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Under certain circumstances described in the accompanying prospectus, DTC may exchange the global notes for notes in certificated form of like tenor and of an equal principal amount, in authorized denominations. These certificated notes will be registered in such name or names as DTC shall instruct the trustee. It is expected that such instructions may be based upon directions received by DTC from participants with respect to ownership of beneficial interests in global securities.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we do not take responsibility for its accuracy.

Euroclear and Clearstream, Luxembourg

If the depositary for a global security is DTC, you may hold interests in the global notes through Clearstream Banking, société anonyme (“Clearstream, Luxembourg”), or Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), in each case, as a participant in DTC. Euroclear and Clearstream, Luxembourg will hold interests, in each case, on behalf of their participants through customers’ securities accounts in the names of Euroclear and Clearstream, Luxembourg on the books of their respective depositaries, which in turn will hold such interests in customers’ securities in the depositaries’ names on DTC’s books.

Payments, deliveries, transfers, exchanges, notices and other matters relating to the notes made through Euroclear or Clearstream, Luxembourg must comply with the rules and procedures of those systems. Those systems could change their rules and procedures at any time. We have no control over those systems or their participants, and we take no responsibility for their activities. Transactions between participants in Euroclear or Clearstream, Luxembourg, on the one hand, and other participants in DTC, on the other hand, would also be subject to DTC’s rules and procedures.

Investors will be able to make and receive through Euroclear and Clearstream, Luxembourg payments, deliveries, transfers, exchanges, notices and other transactions involving any securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, U.S. investors who hold their interests in the notes through these systems and wish, on a particular day, to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Thus, investors who wish to exercise rights that expire on a particular day may need to act before the expiration date. In addition, investors who hold their interests through both DTC and Euroclear or Clearstream, Luxembourg may need to make special arrangements to finance any purchase or sales of their interests between the U.S. and European clearing systems, and those transactions may settle later than transactions within one clearing system.

Governing Law

The indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Notices

Any notices required to be given to the holders of the notes will be given to DTC, as the registered holder of the global notes, in accordance with DTC’s procedures. In the event that the global notes are exchanged for notes in certificated form, notices to holders of the notes will be sent electronically or mailed by first-class mail, postage prepaid, to the addresses that appear on the register of holders maintained by the registrar.

Regarding the Trustee

U.S. Bank National Association is the trustee under the indenture and has also been appointed by us to act as registrar, transfer agent and paying agent for the notes. We and our affiliates maintain various commercial and service relationships with the trustee and its affiliates in the ordinary course of business in addition to those described in the accompanying prospectus, including asset and investment management and insurance services.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

This section summarizes certain U.S. federal income tax considerations relating to the acquisition, ownership, and disposition of the notes. This summary does not provide a complete analysis of all potential tax considerations. The information provided below is based on U.S. federal income tax law, including the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed Treasury regulations thereunder, published rulings and court decisions, all as of the date hereof and subject to change, possibly with retroactive effect. There can be no assurances that the Internal Revenue Service (the “IRS”) will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of acquiring, holding or disposing of the notes. The summary generally applies only to holders that purchase notes in the initial offering at their issue price (which is the first price at which a substantial amount of the notes is sold for money to the public not including sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers), and that hold the notes as “capital assets” (generally, property held for investment).

This discussion does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of the holder’s circumstances (for example, persons subject to the alternative minimum tax or U.S. Holders (as defined below) whose “functional currency” is not the U.S. dollar). Also, it is not intended to be applicable to all categories of holders, some of which may be subject to special rules (such as dealers in securities, traders in securities that elect to use a mark-to-market method of accounting, banks, thrifts, regulated investment companies, insurance companies, tax-exempt organizations, former citizens or residents of the United States, persons holding notes as part of a hedging, conversion or integrated transaction or straddle, or persons deemed to sell notes under the constructive sale provisions of the Code). Finally, the summary does not describe the effect of U.S. federal estate and gift tax laws, or the effect of any applicable state, local or foreign tax laws.

As used herein, the term “U.S. Holder” means a beneficial owner of notes that for U.S. federal income tax purposes is (1) an individual who is a citizen or resident of the United States, (2) a corporation, or entity treated as a corporation for U.S. federal income tax purposes, organized under the laws of the United States, any state thereof, or the District of Columbia, (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (4) a trust if it (a) is subject to the primary supervision of a U.S. court and all substantial decisions of the trust are within the control of one or more U.S. persons or (b) has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person. As used herein, the term “Non-U.S. Holder” means a beneficial owner of notes (other than an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder.

If a partnership or any entity treated as a partnership for U.S. federal income tax purposes holds notes, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Such partner or partnership should consult its independent tax advisor as to its tax consequences.

Investors considering the purchase of notes should consult their own tax advisors with respect to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules or under the laws of any state, local or foreign jurisdictions or under any applicable tax treaty.

U.S. Holders

Payments of Interest

It is anticipated that the notes will be issued with less than a de minimis amount (as set forth in the applicable U.S. Treasury regulations) of original issue discount (“OID”). In such case, interest on the notes will be taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or received (in accordance with the holder’s regular method of accounting for U.S. federal income tax purposes).

We may be required to make payments of additional interest in certain circumstances, as described under “Description of Notes—Purchase of Notes upon a Change of Control Repurchase Event.” In general, when the amount or timing of any additional payments on a debt instrument is contingent, the debt instrument could be subject to special rules that apply to contingent payment debt instruments. We intend, however, to take the position for U.S. federal income tax purposes that the possibility of such payments should not cause the notes to be subject to the special rules applicable to contingent payment debt instruments. This position is based in part on our determination that as of the date of issuance of the notes, the possibility that such additional payments will be made is a “remote” or “incidental” contingency within the meaning of applicable Treasury regulations. Our determination in this regard, while not binding on the IRS, is binding on U.S. Holders unless they disclose their contrary position to the IRS in the manner that is required by applicable Treasury regulations. If our determination is incorrect, and the notes are determined to be contingent payment debt instruments, such determination will materially affect the timing, amount and character of the income recognized by U.S. Holders. The remainder of this discussion assumes that the notes will not be treated as contingent payment debt instruments.

Sale, Exchange, Redemption or Other Taxable Disposition of Notes

A U.S. Holder generally will recognize capital gain or loss upon a sale, exchange, redemption or other taxable disposition of a note. Any gain or loss will equal the difference between the proceeds received (other than amounts attributable to accrued but unpaid interest) and the U.S. Holder’s adjusted tax basis in the note. The U.S. Holder’s adjusted tax basis in the note will generally equal the amount paid for the note. The portion of any proceeds that is attributable to accrued but unpaid interest will be taxable as ordinary interest income to the extent that the U.S. Holder has not previously included the accrued but unpaid interest in gross income. The gain or loss recognized by the U.S. Holder on a disposition of a note will be long-term capital gain or loss if the holding period for the note exceeds one year at the time of the disposition. Long-term capital gain recognized by certain non-corporate U.S. Holders (including individuals) is eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting

Payments of interest (including payments of accrued interest) and the proceeds of a sale, exchange, redemption or other taxable disposition of a note, made to U.S. Holders (other than exempt recipients) will generally be subject to information reporting, and will be subject to backup withholding (at a rate that is currently 28%) unless the U.S. Holder provides a correct taxpayer identification number and complies with applicable certification requirements. Payments made to U.S. Holders by a broker upon a sale of notes will generally be subject to these information reporting and backup withholding rules. If the sale is made through a foreign office of a foreign broker, the sale will generally not be subject to either information reporting or backup withholding. This exception may not apply, however, if the foreign broker is owned or controlled by U.S. persons, or is engaged in a U.S. trade or business.

Backup withholding is not an additional tax. Any amounts withheld from a payment to a U.S. Holder under the backup withholding rules generally will be allowed as a refund or a credit against any U.S. federal income tax liability of the holder, provided the required information is timely furnished to the IRS.

Medicare Tax

A U.S. Holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax on the lesser of (i) such holder’s “net investment income” (or undistributed “net investment income” in the case of an estate or trust) for the relevant taxable year and (ii) the excess of such holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A U.S. Holder’s net investment income will generally include interest and gains from the sale or other disposition of capital assets such as the notes. U.S. Holders that are individuals, estates or trusts should consult their tax advisors regarding the effect, if any, of this tax on their ownership and disposition of the notes.

Non-U.S. Holders

Payments of Interest

Subject to the discussion below under “—Backup Withholding and Information Reporting,” and “—Foreign Account Tax Compliance Act,” payments of interest to a Non-U.S. Holder are generally not subject to U.S. federal income or withholding tax if the Non-U.S. Holder certifies its nonresident status as described below, unless a Non-U.S. Holder:

•	owns, actually or constructively, at least 10% of our voting stock;

•	is a “controlled foreign corporation” for U.S. federal income tax purposes that is directly or indirectly related to us through stock ownership; or

•	is a bank that receives interest on a note acquired in certain transactions entered into in the ordinary course of its trade or business.

This withholding exemption applies only if the Non-U.S. Holder certifies its nonresident status. A Non-U.S. Holder can meet this certification requirement by providing a properly completed IRS Form W-8BEN, Form W-8BEN-E or appropriate substitute or successor form prior to the payment. If a Non-U.S. Holder fails to qualify for the withholding exemption described above, interest on the notes that is not effectively connected with a trade or business of such Non-U.S. Holder conducted in the United States generally will be subject to U.S. federal withholding tax at a 30% rate, or at a lower rate prescribed by an applicable income tax treaty. A Non-U.S. Holder claiming the benefits of a treaty generally would need to establish its entitlement to such benefits by providing IRS Form W-8BEN, Form W-8BEN-E or appropriate substitute or successor form prior to payment.

If interest on the notes is effectively connected with a U.S. trade or business conducted by the Non-U.S. Holder and, if a tax treaty applies, is attributable to a U.S. permanent establishment or fixed base maintained by the Non-U.S. Holder within the United States, the Non-U.S. Holder will not be subject to U.S. federal withholding tax if the Non-U.S. Holder complies with the applicable IRS certification requirements (i.e., by delivering a property executed IRS Form W-8ECI or other form) and generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates and in essentially the same manner applicable to U.S. Holders, as discussed above. In the case of a Non-U.S. Holder that is a corporation, such effectively connected income also may be subject to the additional branch profits tax, which generally is imposed on a foreign corporation on the deemed repatriation from the U.S. of effectively connected earnings and profits at a 30% rate (or such lower rate as may be prescribed by an applicable tax treaty).

Sale, Exchange, Redemption or Other Taxable Disposition of Notes

Subject to the discussion below under “—Backup Withholding and Information Reporting” and “—Foreign Account Tax Compliance Act,” Non-U.S. Holders generally will not be subject to U.S. federal income or withholding tax on any gain realized on the sale, exchange, redemption or other taxable disposition of notes (other than with respect to payments attributable to accrued interest, which will be taxed as described under “—Payments of Interest” above), unless:

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the year of sale, exchange, redemption or other taxable disposition and certain other conditions are satisfied; or

•	the gain is effectively connected with the conduct of a U.S. trade or business by the Non-U.S. Holder (and, if required by an applicable tax treaty, the gain is attributable to a permanent establishment or fixed base maintained in the United States by the Non-U.S. Holder).

A Non-U.S. Holder described in the first bullet point above generally will be required to pay U.S. federal income tax at a flat rate of 30% (or a lower applicable treaty rate) on the gain derived from the sale, exchange, redemption, or other taxable disposition of the note (which may be offset by certain capital losses from U.S. sources). A non-U.S. holder described in the second bullet point above generally will be required to pay U.S. federal income tax on the net gain derived from the sale, exchange, redemption, or other taxable disposition of the notes in the same manner as a U.S. Holder and, if such Hon-U.S. holder is a foreign corporation, it may also be required to pay a branch profits tax at a 30% rate (or a lower rate if so specified by an applicable income tax treaty) on its effectively connected earnings and profits, subject to adjustments.

Backup Withholding and Information Reporting

Payments to Non-U.S. Holders of interest on the notes may be subject to backup withholding unless the Non-U.S. Holder certifies its nonresident status on a properly executed IRS Form W-8BEN, Form W-8BEN-E or appropriate substitute form. Information returns will be filed with the IRS in connection with interest paid to each Non-U.S. Holder and the tax withheld, if any, with respect to such interest or dividends including any tax withheld under the rules described above under “—Non-U.S. Holders—Payments of Interest.” Payments made to Non-U.S. Holders by a broker upon a sale of notes will not be subject to information reporting or backup withholding as long as the Non-U.S. Holder certifies its foreign status or otherwise establishes an exemption from such information reporting and backup withholding.

Backup withholding is not an additional tax. Any amounts withheld from a payment to a Non-U.S. Holder under the backup withholding rules generally will be allowed as a refund or a credit against any U.S. federal income tax liability of the holder, provided the required information is timely furnished to the IRS.

Foreign Account Tax Compliance Act

The Foreign Account Tax Compliance Act (“FATCA”) generally imposes a withholding tax of 30% on interest income on a debt obligation issued by a U.S. corporation and on the gross proceeds of a sale or other taxable disposition (including a retirement or redemption) of such a debt obligation after December 31, 2018, in each case, if paid to (i) a foreign financial institution (including, in some cases, where the institution is acting as an intermediary), unless such institution enters into an agreement with the U.S. government to withhold certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which would include certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or (ii) a foreign entity that is not a financial institution (including, in some cases, where the entity is acting as an intermediary), unless such entity provides the applicable withholding agent with a certification identifying the substantial U.S. owners of the entity, which generally includes any U.S. person who, directly, indirectly or constructively, owns more than 10% of the entity, in each case, unless an exemption applies. Foreign financial institutions and foreign entities located in jurisdictions that have an intergovernmental agreement with the United States with respect to FATCA may be subject to different rules. Prospective holders of the notes should consult with their own tax advisors regarding the implications of FATCA on their investment in the notes.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as representatives, have severally agreed to purchase from us, and we have agreed to sell to each underwriter, the principal amount of notes set forth opposite their names below:

Underwriters	Principal Amount of 2021 notes	Principal Amount of 2026 notes
J.P. Morgan Securities LLC	$183,000,000	$122,000,000
Merrill Lynch, Pierce, Fenner & Smith
Incorporated	183,000,000	122,000,000
BNP Paribas Securities Corp.	60,000,000	40,000,000
Citigroup Global Markets Inc.	60,000,000	40,000,000
Morgan Stanley & Co. LLC	60,000,000	40,000,000
Mitsubishi UFJ Securities (USA), Inc.	18,000,000	12,000,000
Scotia Capital (USA) Inc.	18,000,000	12,000,000
U.S. Bancorp Investments, Inc.	18,000,000	12,000,000

Total	$600,000,000	$400,000,000

The underwriters are offering the notes subject to their acceptance of the notes from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the notes offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters, severally and not jointly, are obligated to take and pay for all of the notes offered by this prospectus supplement if any such notes are taken.

The underwriters initially propose to offer part of the notes directly to the public at the public offering prices set forth on the cover page of this prospectus supplement and part to certain dealers at a price that represents a concession not in excess of 0.350% of the principal amount of the 2021 notes and 0.400% of the principal amount of the 2026 notes. Any such dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount not to exceed 0.250% of the principal amount of the 2021 notes and 0.250% of the principal amount of the 2026 notes. After the initial offering of the notes, the offering prices and other selling terms may from time to time be varied by the representatives.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments which the underwriters may be required to make in respect of any such liabilities.

Underwriting Discounts and Expenses

The following table shows the underwriting discounts that we will pay to the underwriters in connection with this offering:

Paid by Us
Per 2021 note	0.600%
Per 2026 note	0.650%
Total	$6,200,000

Expenses associated with this offering to be paid by us, other than underwriting discounts, are estimated to be approximately $3 million.

Settlement

We expect to deliver the notes against payment therefor on or about February 24, 2016, which will be the fifth business day following the date of the pricing of the notes (such settlement being referred to as “T+5”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the notes initially will settle in T+5, to specify alternative settlement arrangements to prevent a failed settlement and should consult their advisors.

Stabilization, Short Positions and Penalty Bids

In connection with the offering of the notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the prices of the notes. Specifically, the underwriters may overallot in connection with the offering of the notes, creating a syndicate short position. In addition, the underwriters may bid for, and purchase, notes in the open market to cover syndicate short positions or to stabilize the prices of the notes. The underwriters may also impose a penalty bid. This occurs when a certain underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the notes in the offering of the notes, if the syndicate repurchases previously distributed notes in syndicate covering transactions, stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market prices of the notes above independent market levels. The underwriters are not required to engage in any of these activities, and may end any of them at any time without notice.

New Issue of Notes

The notes are new issues of securities with no established trading markets. We do not intend to apply for listing of the notes on any securities exchange or for quotation of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make markets in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without notice. We cannot assure the liquidity of the trading markets for the notes or that active public markets for the notes will develop. If active public trading markets for the notes do not develop, the market prices and liquidity of the notes may be adversely affected.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us. Such underwriters and their affiliates have received, or will receive, customary fees, expenses and commissions for these activities and services. Affiliates of some of the underwriters are lenders under the credit facility, for which these affiliates have been and will be paid customary fees.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of ours (directly, as collateral securing other obligations or otherwise), including the convertible notes and the convertible note hedge and warrant transactions we entered into substantially concurrently with the offering of such convertible notes, and/or persons and entities with relationships with us. If any of the underwriters or their respective affiliates have a lending relationship with us, certain of those underwriters or their respective affiliates routinely hedge, and certain other of those underwriters may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their respective affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

Selling Restrictions

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of notes which are the subject of the offering contemplated by this prospectus supplement to the public in that Relevant Member State other than:

(a) to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b) to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the representatives for any such offer; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of notes shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.

Notice to Prospective Investors in the United Kingdom

Each underwriter has represented and agreed that:

(a) (i) it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business and (ii) it has not offered or sold and will not offer or sell the notes other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of the notes would otherwise constitute a contravention of Section 19 of the Financial Services and Markets Act 2000 (“FSMA”) by us;

(b) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(c) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

LEGAL MATTERS

Certain legal matters, including the validity of the notes offered hereby, will be passed upon for us by Shearman & Sterling LLP, New York, New York. Jacob J. Schatz, our Senior Vice President, General Counsel and Corporate Secretary, will also pass on certain legal matters for us relating to the offering of the notes. As of February 8, 2016, Mr. Schatz owned 28,415 shares of common stock, held restricted stock units to acquire 19,102 shares of our common stock, held the right to receive up to 5,964 shares of our common stock pursuant to vesting of performance-based restricted stock units and held options to purchase a total of 15,079 shares of our common stock. The underwriters have been represented in connection with this offering by Davis Polk & Wardwell LLP, Menlo Park, California.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The consolidated financial statements of Electronic Arts Inc. as of March 31, 2015 and March 31, 2014, and for each of the years in the three-year period ended March 31, 2015, and the related financial statement schedule, and management’s assessment of the effectiveness of internal control over financial reporting as of March 31, 2015, have been incorporated by reference in this prospectus supplement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

With respect to the unaudited condensed consolidated interim financial statements of Electronic Arts Inc. for the quarterly periods ended June 30, September 30, and December 31, 2015, incorporated by reference in this prospectus supplement, KPMG LLP, the independent registered public accounting firm, has reported that they applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports included in the Company’s quarterly reports on Form 10-Q for the quarterly periods ended June 30, 2015, September 30, 2015, and December 31, 2015, incorporated by reference herein, state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited condensed consolidated interim financial statements because that report is not a “report” or a “part” of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act of 1933.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read and copy these reports, proxy statements and other information we file at the Public Reference Room of the SEC, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available to you on the SEC’s website at http://www.sec.gov. Our website address is www.ea.com. The information and other content contained on, or accessible through, our website are not incorporated by reference into this prospectus supplement or the accompanying prospectus. We have included our website address in this prospectus supplement only as a textual reference and do not intend it to be an active link to our website.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus supplement the information contained in documents that we file with them, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this prospectus supplement. Information in this prospectus supplement supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus supplement, while information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and prior to the termination of the offering of securities hereby.

•	Annual Report on Form 10-K (File No. 000-17948) for the fiscal year ended March 31, 2015, filed on May 21, 2015;

•	Quarterly Reports on Form 10-Q (File No. 000-17948) for the fiscal quarters ended June 30, 2015, September 30, 2015 and December 31, 2015, filed on August 11, 2015, November 10, 2015 and February 8, 2016, respectively;

•	Current Reports on Form 8-K (File No. 000-17948), filed on May 5, 2015 (only with respect to Item 8.01 thereof), May 19, 2015, May 21, 2015, May 22, 2015, May 29, 2015, August 3, 2015, August 17, 2015, November 6, 2015, December 1, 2015, December 10, 2015 and February 17, 2016 (only with respect to Item 8.01 thereof);

•	Those portions of the Proxy Statement on Schedule 14A (File No. 000-17948), filed on June 26, 2015 that are incorporated by reference into the 2015 Form 10-K; and

•	The description of our common stock contained in our Registration Statement on Form 8-A, filed on August 23, 1989.

We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or exhibits furnished pursuant to Item 9.01 of Form 8-K related to such Items.

We will furnish without charge to each person to whom this prospectus supplement is delivered, including any beneficial owner, on written or oral request, a copy of any or all of the documents that has been incorporated by reference in this prospectus supplement, including exhibits to these documents. You should direct any requests for such documents to Electronic Arts Inc., Attention: Investor Relations Director, 209 Redwood Shores Parkway, Redwood City, CA 94065, telephone: (650) 628-0406.

PROSPECTUS

ELECTRONIC ARTS INC.

Common Stock

Preferred Stock

Depositary Shares

Debt Securities

Stock Purchase Contracts

Stock Purchase Units

Warrants

Units

We may offer and sell any combination of the securities described in this prospectus in one or more series from time to time in amounts, at prices and on terms to be determined at or prior to the time of the offering. We will describe in a prospectus supplement the securities we are offering and selling, as well as the specific terms of the securities. A prospectus supplement may also add to, update, supplement or clarify information contained in this prospectus.

You should read this prospectus and any prospectus supplements carefully before you invest. This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement. We may sell the securities to or through underwriters, dealers, agents or other third parties, or directly to purchasers, on a continuous or delayed basis through a public offering or negotiated purchases.

Our common stock is quoted on the NASDAQ Global Select Market under the symbol “EA.” Unless we state otherwise in a prospectus supplement, we will not list any of these securities on any securities exchange.

Investing in our securities involves certain risks. You should carefully consider the risks described under “Risk Factors” on page 1 of this prospectus as well as the other information contained or incorporated by reference in this prospectus and the applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated November 7, 2014.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission using a “shelf” registration process. Under this shelf registration process, we may offer from time to time any combination of securities described in this prospectus in one or more offerings in amounts and with prices and other terms to be determined. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities pursuant to this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the terms of the particular securities to be offered. The prospectus supplements may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any applicable prospectus supplement, you should rely on the information in the applicable prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described below under the heading “Where You Can Find More Information.”

You should rely only on the information we have provided or incorporated by reference in this prospectus, in any accompanying prospectus supplement or in any free writing prospectus filed by us with the Securities and Exchange Commission. We have not authorized anyone to provide you with additional or different information. This prospectus and any accompanying prospectus supplement do not constitute an offer to sell or the solicitation of any offer to buy any securities other than the securities to which they relate, nor do this prospectus and any accompanying prospectus supplement constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained or incorporated by reference in this prospectus, any accompanying prospectus supplement or any free writing prospectus is accurate on any date other than their respective dates, even though this prospectus and any accompanying prospectus supplement is delivered or securities are sold on a later date.

In this prospectus, “Electronic Arts,” “we,” “us” and “our” refer to Electronic Arts Inc., unless the context otherwise requires.

THE COMPANY

Electronic Arts develops, markets, publishes, and distributes game software content and services that can be played by consumers on a variety of video game machines and electronic devices (which we call “platforms”). These platforms include video game consoles (such as the Microsoft Xbox 360 and One and the Sony PlayStation 3 and 4), personal computers and mobile phones and tablets. We were initially incorporated in California in 1982. In September 1991, we were reincorporated under the laws of Delaware. Our principal executive offices are located at 209 Redwood Shores Parkway, Redwood City, California 94065 and our telephone number is (650) 628-1500.

RISK FACTORS

Investing in our securities involves certain risks. Please see the risk factors described under the caption “Risk Factors” in our most recent Annual Report on Form 10-K and our most recent subsequent Quarterly Report on Form 10-Q and the other information contained or incorporated by reference in this prospectus, as amended, supplemented or superseded by our subsequent filings under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement before acquiring any of such securities. The risks and uncertainties described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the events or circumstances described in the risk factors actually occur our business may suffer, the trading price of our common stock or other securities could decline and you could lose all or part of your investment.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and any accompanying prospectus supplement and the information incorporated by reference in this prospectus contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, made in this prospectus and any accompanying prospectus supplement, including those incorporated by reference, are forward-looking. Examples of forward-looking statements include statements related to industry prospects, our future economic performance including anticipated revenues and expenditures, results of operations or financial position, and other financial items, our business plans and objectives, including our intended product releases, and may include certain assumptions that underlie the forward-looking statements. We use words such as “anticipate”, “believe”, “expect”, “intend”, “estimate” (and the negative of any of these terms), “future” and similar expressions to help identify forward-looking statements. These forward-looking statements are subject to business and economic risk and reflect management’s current expectations, and involve subjects that are inherently uncertain and difficult to predict. Our actual results could differ materially from those in the forward-looking statements. We will not necessarily update information if any forward-looking statement later turns out to be inaccurate. Risks and uncertainties that may affect our future results include, but are not limited to, those discussed under the heading “Risk Factors” of this prospectus and in the documents incorporated by reference in this prospectus and any accompanying prospectus supplement, including our most recent Annual Report on Form 10-K and our most recent subsequent Quarterly Report on Form 10-Q.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our historical consolidated ratio of earnings to fixed charges for the periods indicated.

Fiscal Year Ended March 31,(1)					Six Months Ended September 30, 2014 (1)
2010	2011	2012	2013	2014
(2)	(2)	1.44	3.65	1.13	14.82

(1)	Our fiscal year is reported on a 52- or 53-week period that ends on the Saturday nearest March 31. Our results of operations for the fiscal years ended March 31, 2014, 2013 2012 and 2011 each contained 52 weeks and ended on March 29, 2014, March 30, 2013, March 31, 2012, and April 2, 2011, respectively. Our results of operations for the fiscal year ended March 31, 2010 contained 53 weeks and ended on April 3, 2010. Our results of operations for the six months ended September 30, 2014 contained 26 weeks and ended on September 27, 2014. For simplicity of disclosure, all fiscal periods in this prospectus are referred to as ending on a calendar month-end.
(2)	For the years ended March 31, 2010 and 2011, we had a $706 million and $279 million deficiency, respectively, of earnings to fixed charges.

For purposes of computing our ratio of earnings to fixed charges, earnings consist of our pre-tax income or loss from continuing operations plus fixed charges. Fixed charges consist of interest expensed, plus an estimate of the interest within rental expense. Fixed charges exclude interest associated with uncertain tax positions, which is recorded within income tax expense.

USE OF PROCEEDS

Unless otherwise specified in a prospectus supplement accompanying this prospectus, we will use the net proceeds from the sale of the securities to which this prospectus and any applicable prospectus supplement relates for general corporate purposes. General corporate purposes may include additions to working capital, financing capital expenditures, research and development, marketing and distribution efforts and, if opportunities arise, for acquisitions or strategic alliances. Pending such uses, we may invest the net proceeds in interest bearing securities.

DESCRIPTION OF CAPITAL STOCK

We may offer from time to time shares of our common stock or our preferred stock. As of the date of this prospectus, our authorized capital stock consists of 1,000,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. The following is a summary of the terms of our capital stock and does not purport to be complete. This summary is subject to and qualified by the provisions of our Amended and Restated Certificate of Incorporation (“amended and restated certificate of incorporation”) and our Amended and Restated Bylaws (“bylaws”), which have been incorporated by reference as exhibits to the registration statement of which this prospectus is a part. Additionally, the terms of our capital stock are also subject to and qualified by the applicable provisions of the Delaware General Corporation Law, (“DGCL”).

Common Stock

As of October 31 2014, there were approximately 310,936,350 shares of common stock issued and outstanding.

The holders of common stock generally vote together as one class on all matters as to which common stockholders are entitled to vote, unless a separate class vote is required by the DGCL or other applicable law. Each share of common stock is entitled to one vote, on all matters for which the classes vote together. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of legally available funds therefore. In the event of our liquidation, dissolution or winding up, holders of the common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior liquidation rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. The common stock currently outstanding is fully paid and nonassessable.

Dividends

We have not declared any cash dividends on our common stock and we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

Preferred Stock

The following is a general description of our preferred stock. The applicable prospectus supplement will describe the specific terms of any series of preferred stock offered through that prospectus supplement. The rights, preferences, privileges and restrictions of each series of preferred stock, if any, will be fixed by the certificate of designations relating to that series and will be filed with the SEC with an amendment to the registration statement of which this prospectus is a part or a report on Form 8-K at the time such series of preferred stock is offered.

Pursuant to our amended and restated certificate of incorporation, our board of directors is authorized, subject to any limitations prescribed by the law of the state of Delaware, to provide for the issuance of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations, or restrictions thereof, and to increase or decrease the shares of any such series (but not below the number of shares of such series then outstanding). As of the date of this prospectus, no shares of our preferred stock were outstanding.

A prospectus supplement with respect to the issuance, if any, of a series of preferred stock will describe the particular terms of such series, which may include:

•	the number of shares being offered;

•	the designation of the shares;

•	the annual dividend rate, if any, of the shares, whether the dividend rate is fixed or variable, whether the series of preferred stock will be issued with original issue discount and, if so, the computed dividend rate thereon, the date dividends will accrue, the dividend payment dates, and whether dividends will be cumulative or noncumulative and, if cumulative, the dates from which dividends shall commence to accumulate;

•	the price and the terms and conditions for redemption, if any, of the shares, including redemption at our option or at the option of the holders, including the time period for redemption, and any accumulated dividends or premiums;

•	the liquidation preference, if any, of the shares, and any accumulated dividends upon the liquidation, dissolution or winding up of our affairs;

•	any sinking fund or similar provision of the shares, and, if so, the terms and provisions relating to the purpose and operation of the fund;

•	any restrictions on repurchase or redemption while there is any arrearage in the payment of dividends or sinking fund installments;

•	the terms and conditions, if any, for conversion or exchange of shares into any other class or classes of our capital stock or any series of any other class or classes, or any other series of the same class, or any other securities or assets, including the price or the rate of conversion or exchange and the method, if any, of adjustment;

•	any securities exchange on which the preferred stock may be listed;

•	if applicable, any material United States federal income tax consequences relating to such series of preferred stock;

•	any material limits or qualifications on the rights evidenced by the preferred stock as a result of the rights granted to any other class of security;

•	the voting rights, if any, of the shares; and

•	any or all other preferences and relative, participating, optional or other special rights, privileges or qualifications, limitations or restrictions relating to such series of preferred stock.

We may, at our option, elect to offer depositary shares evidenced by depositary receipts. Each depositary receipt will represent an interest in a share of a particular series of preferred stock that we will issue and deposit with a depositary. The interest represented by the depositary share will be described in the applicable prospectus supplement.

Preferred stock will be fully paid and nonassessable upon issuance. The preferred stock or any series of preferred stock may be represented, in whole or in part, by one or more global certificates, which will have an aggregate liquidation preference equal to that of the preferred stock represented by the global certificate. Each global certificate will:

•	be registered in the name of a depositary or a nominee of the depositary identified in the prospectus supplement;

•	be deposited with such depositary or nominee or a custodian for the depositary; and

•	bear a legend regarding the restrictions on exchanges and registration of transfer and any other matters as may be provided for under the certificate of designation.

Anti-Takeover Effects of Provisions of the Delaware Law and Our Amended and Restated Certificate of Incorporation and Bylaws

Limits on Ability of Stockholders to Act by Written Consent and Call a Special Meeting

Our amended and restated certificate of incorporation and bylaws provide that our stockholders may not act by written consent and that, except as otherwise required by law, special meetings of the stockholders for any purpose or purposes may only be called by the chairman of our board of directors. This limit on the ability of our stockholders to act by written consent and call special meetings of the stockholders may increase the amount of time required to take stockholder actions. As a result, no stockholder, regardless of how large its holdings of our stock are, would be able to remove directors or have the opportunity to vote on an extraordinary matter, such as a change of control transaction, at any time other than at our annual meeting, unless the chairman of our board of directors calls a special meeting of the stockholders.

Requirements for Advance Notifications of Stockholder Nominations and Proposals

Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors. The bylaws do not give our board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding business to be conducted at a special or annual meeting of the stockholders. However, our bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. These provisions may also discourage or prevent a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

Undesignated Preferred Stock

The ability of our board of directors to issue, in one or more series, preferred stock and to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof could impede the success of any attempt to acquire us. These and other provisions may have the effect of delaying, deferring or preventing hostile takeovers or delaying or preventing changes in our control or management.

Delaware Anti-Takeover Statute

We are subject to Section 203 of the DGCL, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any “business combination” with any “interested stockholder” for a period of three years following the time that such stockholder became an interested stockholder, unless:

(1) the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, prior to the time the interested stockholder attained that status;

(2) upon the closing of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding, those shares owned:

(x) by persons who are directors and also officers; and

(y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

(3) at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines the term “business combination” to include:

(1) any merger or consolidation involving the corporation or any of its direct or indirect majority owned subsidiaries and the interested stockholder;

(2) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation or any of its direct or indirect majority owned subsidiaries involving the interested stockholder;

(3) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation or any of its direct or indirect majority owned subsidiaries of any stock of the corporation to the interested stockholder;

(4) any transaction involving the corporation or any of its direct or indirect majority owned subsidiaries that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

(5) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or any of its direct or indirect majority owned subsidiaries.

With certain exceptions, Section 203 defines an “interested stockholder” as a person or group who or which owns 15% or more of the corporation’s outstanding voting stock (including any rights to acquire stock pursuant to an option, warrant, agreement, arrangement or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only), or is an affiliate or associate of the corporation and was the owner of 15% or more of such voting stock at any time within the previous three years.

DESCRIPTION OF THE DEBT SECURITIES

The following is a general description of the debt securities and the indenture to which this prospectus and any prospectus supplement may relate. The applicable prospectus supplement will describe the specific terms of the debt securities offered through that prospectus supplement, as well as any general terms described in this section that will not apply to those debt securities. Unless otherwise stated, the senior debt securities and the subordinated debt securities are together referred to as the “debt securities.”

General

We may issue from time to time one or more series of debt securities under an indenture by and between us and U.S. Bank National Association, as trustee, as supplemented from time to time (the “indenture”).

The debt securities will be our direct, unsecured obligations. The senior debt securities will rank equally with all of our other senior debt. The indenture does not limit the amount of debt securities that we may issue. The subordination provisions of any subordinated debt securities will be described in the applicable prospectus supplement.

The following description of the debt securities is not complete and is subject to, and qualified in its entirety by, the detailed provisions of the indenture. A form of the indenture is included as an exhibit to the registration statement of which this prospectus is a part. Whenever particular provisions of the indenture or terms defined in the indenture are referred to, those provisions or definitions are incorporated by reference. We urge you to read the indenture because the indenture defines your rights as a holder of debt securities, and describes in detail the terms of the debt securities summarized below. If any particular terms of the debt securities described in the applicable prospectus supplement differ from the terms described in this prospectus, then the terms described in the applicable prospectus supplement will amend, supplement or supersede the terms described in this prospectus. The terms of our debt securities will include those set forth in the indenture and those made a part of the indenture by the Trust Indenture Act of 1939, as amended. Unless otherwise stated herein or in an applicable prospectus supplement, the following indenture description will apply to both senior and subordinated debt securities.

Terms Applicable to Debt Securities

The prospectus supplement for a particular series of debt securities will contain the specific terms of the series of debt securities, which may include the following:

•	the classification as senior or subordinated debt securities and, if applicable, the subordination provisions that will apply;

•	the designation, the aggregate principal amount, the purchase price and the authorized denominations, if other than $1,000 and integral multiples of $1,000;

•	the percentage of the principal amount at which the debt securities will be issued;

•	the maturity date or dates;

•	the currency, currencies or currency units in which payments on the debt securities will be payable;

•	if other than the remaining outstanding principal amount, the principal amount of the debt securities that we will pay upon acceleration of their maturity;

•	the interest rate or rates, if any, or the method of determination of such rate or rates;

•	the place or places where the principal of and any interest shall be payable;

•	if applicable, the premium or discount with which such debt securities will be issued or the method of determination of such premium or discount;

•	the date or dates from which the interest, if any, shall accrue, the dates on which the interest, if any, will be payable and the method of determining holders to whom any of the interest shall be payable;

•	the prices, if any, at which, and the dates at or after which, we may or must repay, repurchase or redeem the debt securities;

•	any right or requirement to convert the debt securities into, or exchange the debt securities for, shares of our common stock or other securities or property and the factors considered in determining the conversion price or prices;

•	any provision relating to any security provided for the debt securities;

•	any sinking fund obligation with respect to the debt securities;

•	any restriction or condition on the transferability of the debt securities;

•	whether the debt securities are issuable as global securities or definitive certificates and, in such case, the identity of the depositary;

•	the stock exchanges or securities associations, if any, on which the debt securities may be listed or quoted;

•	any addition to or change in the events of default, covenants or defeasance provisions in the indenture;

•	any way in which rights in respect of the debt securities are materially limited or qualified by the rights of any other authorized class of securities;

•	if applicable, any material United States federal income tax consequences; and

•	any other material terms of the debt securities, consistent with the provisions of the indenture.

Unless otherwise specified in the prospectus supplement, we will compute interest payments on the basis of a 360-day year consisting of twelve 30-day months.

Some of the debt securities may be issued as discounted debt securities, which are debt securities sold at a substantial discount below their stated principal amount. The prospectus supplement relating to any discounted series of debt securities will describe any special consequences applicable to discounted debt securities.

The indenture does not contain any provisions that:

•	limit our ability to incur indebtedness or issue any securities;

•	declare dividends or require the maintenance of any asset ratios or the creation or maintenance of reserves; or

•	provide protection in the event we choose to engage in a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

Conversion and Exchange

We may issue debt securities that are convertible into or exchangeable for our common stock or preferred stock, other securities registered under the registration statement of which this prospectus is a part, property or cash, or a combination of any of them. The terms, if any, on which debt securities of any series will be convertible or exchangeable will be summarized in the prospectus supplement relating to those debt securities. Those terms may include provisions, as applicable, for conversion or exchange on a mandatory basis, at your option, or at our option, in which case the number of shares of our common stock or preferred stock, or the other securities registered under the registration statement of which this prospectus is a part, property or cash, to be received upon the conversion or exchange of those debt securities would be calculated according to the factors and at such time as summarized in the related prospectus supplement. The prospectus supplement will include a discussion of any material United States federal income tax consequences applicable to any such convertible or exchangeable debt securities.

Reopening of Issue

We may, from time to time, reopen an issue of debt securities and issue additional debt securities with the same terms (including maturity date and interest rate) as debt securities issued on an earlier date. After such additional debt securities are issued, they will be fungible with the debt securities issued on the earlier date to the extent specified in the applicable prospectus supplement.

Ranking

The senior debt securities will be unsecured, and will rank equal in right of payment with all of our existing and future unsecured and unsubordinated indebtedness. The ranking of the subordinated debt securities will be described in the applicable prospectus supplement.

No Protection in the Event of a Change of Control

Unless we state otherwise in the applicable prospectus supplement, the debt securities will not contain any provisions which may afford holders of debt securities protection in the event we have a change of control of the Company.

Covenants

The indenture provides that for so long as any debt securities remain outstanding under the indenture, or any amount remains unpaid on any of the debt securities outstanding under the indenture, we will comply with the applicable terms of the covenants contained in the indenture and, with respect to a series of debt securities, such other covenants as may be provided in the terms of that series of debt securities and described in the applicable prospectus supplement. The indenture includes the following covenants:

Payment of Securities

We will duly and punctually pay the principal of, premium, if any, and interest on the debt securities in accordance with the terms of the debt securities and the indenture.

SEC Reports

We are subject to the informational reporting requirements of Sections 13 and 15(d) under the Exchange Act, and, in accordance with those requirements, we file certain reports and other information with the SEC. See “Where You Can Find More Information” below. If Sections 13 and 15(d) cease to apply to us, so that we no longer file those reports or other information with the SEC, we will instead provide copies of the reports and information that would have been required under Sections 13 and 15(d) of the Exchange Act to the trustee.

Merger, Consolidation or Sale of Assets

We will not consolidate with or merge with or into or, directly or indirectly, sell, assign, convey, lease, transfer or otherwise dispose of all or substantially all of our properties and assets to any person or group of affiliated persons in a single transaction or series of related transactions, unless:

•	we are the surviving entity, or, if we are not the surviving entity, the surviving entity is a corporation organized and existing under the laws of the United States, any state or the District of Columbia;

•	the surviving entity expressly assumes our obligations on each outstanding series of debt securities and executes a supplemental indenture which is delivered, and is in form and substance reasonably satisfactory, to the trustee;

•	immediately after giving effect to the transaction, no default shall have occurred and be continuing; and

•	we or the surviving entity deliver to the trustee an officers’ certificate and an opinion of counsel, each in form reasonably satisfactory to the trustee, stating that the transaction or series of transactions and the supplemental indenture, if any, complies with the applicable provisions of the indenture and all conditions precedent provided for in the indenture have been complied with.

If any consolidation or merger or any sale, assignment, conveyance, lease, transfer or other disposition of all or substantially all of our properties and assets occurs in accordance with the indenture, the surviving entity (if other than us) will succeed to, and be substituted for, and may exercise every right and power we have under the indenture with the same effect as if such surviving entity had originally been named in the indenture and, except for any lease, we will be discharged from all obligations and covenants under the indenture and the debt securities.

Events of Default

The following constitute “events of default” under the indenture with respect to a series of debt securities:

(a)	default for 30 days in payment of any interest installment due and payable on any debt securities of such series;

(b)	default in payment of principal when due and payable on the debt securities of such series;

(c)	material default in our performance of any other covenant or agreement in respect of the debt securities of such series for 60 days after written notice has been given either to us by the trustee, or to us and the trustee by the holders of at least 25% in principal amount of the debt securities of such series then outstanding;

(d)	events of bankruptcy, insolvency and reorganization specified in the indenture; and

(e)	any other event of default provided with respect to debt securities of that series that is described in the applicable prospectus supplement accompanying this prospectus. An event of default under one series of debt securities may, but will not necessarily, constitute an event of default under any other series of debt securities.

The indenture provides that if an event of default occurs and is continuing with respect to any series of debt securities, either the trustee or the registered holders of at least 25% in aggregate principal amount of that series of debt securities may, by notice in writing to us and the trustee if given by the registered holders, declare the principal amount of those debt securities, any premium and any accrued and unpaid interest on those debt securities to be due and payable immediately. In the case of an event of default resulting from certain events of bankruptcy, insolvency or reorganization, the principal of, any premium and any accrued and unpaid interest on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any registered holder of outstanding debt securities. At any time after a declaration of acceleration, but before a judgment or decree for payment of money has been obtained, if all events of default with respect to those debt securities have been cured (other than the nonpayment of principal of such debt securities which has become due solely by reason of the declaration of acceleration) then the declaration of acceleration shall be automatically annulled and rescinded.

The indenture requires that we file annually with the trustee a certificate describing any default by us in the performance of any conditions or covenants that has occurred under the indenture and the status of such default. The trustee is entitled under the indenture, subject to the duty of the trustee during a default to act with the required standard of care, to be indemnified before proceeding to exercise any right or power under the indenture at the direction of the registered holders of the debt securities or which requires the trustee to expend or risk its own funds or otherwise incur any financial liability. The indenture also provides that the registered holders of a majority in principal amount of the outstanding debt securities of any series issued under the indenture may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to that series of debt securities. The trustee, however, may refuse to follow any such direction that conflicts with law or the indenture, is unduly prejudicial to the rights of other registered holders of that series of debt securities, or would involve the trustee in personal liability. The indenture provides that while the trustee generally must mail notice of a default or an event of default to the registered holders of the debt securities of any series issued under the indenture within 90 days of the trustee’s knowledge of its occurrence, the trustee may withhold notice of any default or event of default (except with respect to a default in payment on the debt securities) if the trustee in good faith determines that the withholding of such notice is in the interest of the registered holders of that series of debt securities.

Modification and Waiver

We and the trustee may amend or supplement the indenture if the holders of a majority in principal amount of the outstanding debt securities of each series of debt securities affected by the amendment or supplement consent to it, except that no amendment or supplement may, without the consent of each affected registered holder of that series:

•	reduce the amount of principal we must repay or change the date of maturity;

•	reduce the rate or change the time of payment of interest;

•	change the currency of payment;

•	modify any redemption or repurchase right to the detriment of the holder;

•	reduce the percentage of the aggregate principal amount of debt securities needed to consent to an amendment, supplement or waiver; or

•	change the provisions of the indenture relating to waiver of past defaults, rights of registered holders of the debt securities to receive payments or amendments of the indenture that require the consent of registered holders of each affected series.

Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive our compliance with provisions of the indenture. The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all of the debt securities of such series waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal, any premium or any interest on any debt security of that series or a default in respect of any provision that may not be amended without the consent of each registered holder of debt securities; provided, however, that the holders of a majority in aggregate principal amount of the then outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration.

Actions by Holders

A holder of debt securities of a series may not pursue any remedy with respect to the indenture or such series (except a registered holder of debt securities of such series may bring an action for payment of overdue principal, premium, if any, or interest on its debt securities), unless:

•	the registered holder has given notice to the trustee of such series of a continuing event of default;

•	registered holders of at least 25% in principal amount of that series of debt securities have made a written request to the trustee of such series to pursue such remedy;

•	such registered holder or holders have offered the trustee of such series security or indemnity reasonably satisfactory to the trustee against any loss, liability or expense;

•	the trustee of such series has not complied with such request within 60 days of such request and offer; and

•	the registered holders of a majority in principal amount of that series of debt securities have not given the trustee of such series an inconsistent direction during that 60-day period.

Defeasance, Discharge and Termination

Defeasance and Discharge

Unless otherwise provided in the terms of the particular series of debt securities and described in the applicable prospectus supplement, we may discharge any and all of our obligations in respect of a series of debt securities, and the provisions of the indenture will no longer be in effect with respect to that series of debt securities (except for, among other matters, certain obligations to register the transfer or exchange of those debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and to hold monies for payment in trust, and the rights of holders of that series to receive payments of principal, premium, if any, and interest), on the 91st day after the date of the deposit with the trustee, in trust, of money or U.S. Government Obligations that, through the payment of interest, principal and premium, if any, in accordance with their terms, will provide money in an amount sufficient to pay the principal, premium, if any, and interest on that series of debt securities, when due in accordance with the terms of the indenture and those debt securities. Such a trust may only be established if, among other things,

(a)	we shall have delivered to the trustee either:

•

an opinion of outside counsel with respect to certain tax matters as described in the indenture, including that registered holders of that series will not recognize income, gain or loss for federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred; or

•	a ruling of the Internal Revenue Service to that effect;

(b)	no default under the indenture with respect to that series shall have occurred and be continuing on the date of such deposit or during the period ending on the 91st day after the date of deposit;

(c)	the deposit shall not result in or constitute a default or result in a breach or violation of, or constitute a default under, any other agreement or instrument to which we are a party or by which we are bound; and

(d)	we have delivered to the trustee an officers’ certificate and opinion of counsel stating that such conditions have been complied with.

“U.S. Government Obligations” are defined under the indenture as securities that are (x) direct obligations of the United States for the payment of which its full faith and credit is pledged or (y) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States and which, in either case, are not callable or redeemable before their maturity.

Termination of Obligations in Certain Circumstances

Unless otherwise provided in the terms of the particular series of debt securities and described in the applicable prospectus supplement, we may at any time discharge any and all obligations in respect of a series of debt securities and the provisions of the indenture will no longer be in effect with respect to that series of debt securities (except to the extent provided under “— Defeasance and Discharge” above) if that series of debt securities matures within one year of such time and we deposit with the trustee, in trust, money or U.S. Government Obligations that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on that series of debt securities when due in accordance with the terms of the indenture and that series of debt securities. Such a trust may only be established if, among other things:

•	no default under the indenture with respect to that series shall have occurred and be continuing on the date of such deposit;

•	the deposit will not result in or constitute a default or result in a breach or violation of, or constitute a default under, any other agreement or instrument to which we are a party or by which we are bound; and

•	we have delivered to the trustee an officers’ certificate and opinion of counsel stating that such conditions have been complied with.

Pursuant to this provision, we are not required to deliver an opinion of counsel to the effect that registered holders of that series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit and termination, and there is no assurance that registered holders of that series would not recognize income, gain or loss for U.S. federal income tax purposes as a result thereof or that they would be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and termination had not occurred.

Defeasance of Covenants and Related Events of Default

In addition, the terms of a series of debt securities may provide for the defeasance of covenants and related events of default with respect to that series of debt securities on the 91st day following the deposit with the trustee, in trust, of money or U.S. Government Obligations that, through the payment of interest, principal and premium, if any, in accordance with their terms, will provide money in an amount sufficient to pay the principal, premium, if any, and interest on that series of debt securities, when due in accordance with the terms of the indenture and those debt securities. Such a trust may only be established if, among other things,

(a)

we shall have delivered to the trustee an opinion of outside counsel with respect to certain tax matters as described in the indenture, including that registered holders of that series will not recognize income, gain or loss for federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred;

(b)	no default under the indenture with respect to that series shall have occurred and be continuing on the date of such deposit or during the period ending on the 91st day after the date of deposit;

(c)	the deposit shall not result in or constitute a default or result in a breach or violation of, or constitute a default under, any other agreement or instrument to which we are a party or by which we are bound; and

(d)	we have delivered to the trustee an officers’ certificate and opinion of counsel stating that such conditions have been complied with.

The prospectus supplement relating to that series of debt securities will describe the covenants and related events of default with respect to that series which may be defeased pursuant to this provision.

Unclaimed Money

Subject to any applicable abandoned property law, the indenture will provide that the trustee will pay to us upon request any money held by the trustee for the payment of principal, premium, if any, or interest that remains unclaimed for two years. After payment to us, registered holders of debt securities entitled to such money must look to us for payment as general creditors.

Trustee and Paying Agent

U.S. Bank National Association will initially act as trustee and paying agent for the debt securities.

U.S. Bank National Association serves as trustee, security registrar, paying agent and conversion agent for our 0.75% Convertible Senior Notes due 2016 and is a lender under our currently undrawn $500 million senior unsecured revolving credit facility. They have also been engaged by us to provide escrow agent services in connection with certain past acquisitions and we have entered into foreign currency forward and option contracts with them. We will describe in the prospectus supplement any other material business and other relationships (including additional trusteeships) other than ordinary banking relationships and the trusteeship under the indenture, between us and any of our affiliates, on the one hand, and each trustee and paying agent under the indenture, on the other hand.

The holders of a majority in principal amount of the outstanding debt securities of a series will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee with respect to that series, subject to exceptions described in the indenture. If an event of default occurs and is not cured, the trustee will be required, in the exercise of its power, to use the degree of care and skill a prudent person would exercise or use under the circumstances in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of debt securities, unless such holder shall have offered to the trustee security and indemnity satisfactory to the trustee against any loss, liability or expense and then only to the extent required by the terms of the indenture.

Governing Law

The laws of the state of New York will govern the indenture and each series of debt securities.

Transfer and Exchange

Each debt security will be represented by either one or more global securities deposited with or on behalf of The Depository Trust Company, as Depositary (the “Depositary”), and registered in the name of Cede & Co. (the Depositary’s nominee) (we will refer to any debt security represented by a global debt security as a “book-entry debt security”), or a certificate issued in definitive registered form (we will refer to any debt security represented by a certificated security as a “certificated debt security”) as set forth in the applicable prospectus supplement. Except as set forth under the heading “Global Debt Securities and Book-Entry System” below, book-entry debt securities will not be issuable in certificated form.

So long as the Depositary for a global debt security, or its nominee, is the registered owner of that global debt security, the Depositary or its nominee, as the case may be, will be considered the sole owner or holder of the book-entry debt securities represented by such global debt security for all purposes under such debt security and the indenture. Except as described below, beneficial owners of book-entry debt securities will not be entitled to have securities registered in their names, will not receive or be entitled to receive physical delivery of a certificate in definitive form representing securities and will not be considered the owners or holders of those securities under the indenture. Accordingly, each person beneficially owning book-entry debt securities must rely on the procedures summarized below of the Depositary or its nominee for the related global debt security and, if such person is not a direct participant of the Depositary, on the procedures of the indirect participant of the Depositary through which such person owns its interest, to exercise any rights of a holder under the indenture.

Certificated Debt Securities

You may transfer or exchange certificated debt securities at any office we maintain for this purpose in accordance with the terms of the indenture. No service charge will be made for any transfer or exchange of certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.

You may effect the transfer of certificated debt securities and the right to receive the principal of, premium and interest on certificated debt securities only by surrendering the certificate representing those certificated debt securities and either reissuance by us or the trustee of the certificate to the new holder or the issuance by us or the trustee of a new certificate to the new holder.

Global Debt Securities and Book-Entry System

About The Depositary

Each global debt security representing book-entry debt securities will be deposited with, or on behalf of, the Depositary, and registered in the name of Cede & Co. (the Depositary’s nominee). The Depositary is a:

•	limited-purpose trust company organized under the New York Banking Law;

•	“banking organization” under the New York Banking Law;

•	member of the Federal Reserve System;

•	“clearing corporation” under the New York Uniform Commercial Code; and

•	“clearing agency” registered under the provisions of Section 17A of the Securities Exchange Act of 1934, as amended.

The Depositary holds securities that its direct participants deposit with the Depositary. The Depositary facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in direct participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

Direct participants of the Depositary (each, a “direct participant”) include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations. The Depositary is owned by a number of its direct participants. Indirect participants of the Depositary (each, an “indirect participant”), such as securities brokers and dealers, banks and trust companies, can also access the Depositary’s system if they maintain a custodial relationship with a direct participant.

The Depositary has indicated it intends to follow the following procedures with respect to book-entry debt securities:

Purchases of book-entry debt securities under the Depositary’s system must be made by or through direct participants, which will receive a credit for the book-entry debt securities on the Depositary’s records. The ownership interest of each beneficial owner is in turn to be recorded on the records of direct participants and indirect participants. Beneficial owners will not receive written confirmation from the Depositary of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct participants or indirect participants through which such beneficial owners entered into the transaction. Transfers of ownership interests in the book-entry debt securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in book-entry debt securities, except as provided below.

To facilitate subsequent transfers, all debt securities deposited with the Depositary are registered in the name of the Depositary’s nominee, Cede & Co. The deposit of debt securities with the Depositary and their registration in the name of Cede & Co. effect no change in beneficial ownership. The Depositary has no knowledge of the actual beneficial owners of the debt securities. The Depositary’s records reflect only the identity of the direct participants to whose accounts such debt securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by the Depositary to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Book-Entry Format

Under the book-entry format, the trustee will pay interest or principal payments to Cede & Co., as nominee of the Depositary. The Depositary will forward the payment to the direct participants, who will then forward the payment to the indirect participants or to you as the beneficial owner. You may experience some delay in receiving your payments under this system. Neither we, the trustee nor any paying agent has any direct responsibility or liability for the payment of principal or interest on the book-entry debt securities to owners of beneficial interests in the book-entry debt securities.

The Depositary is required to make book-entry transfers allowed in accordance with the Indenture and the debt securities represented by the global securities on behalf of its direct participants and is required to receive and transmit payments of principal, premium, if any, and interest on the book-entry debt securities. Any direct participant or indirect participant with which you have an account is similarly required to make book-entry transfers and to receive and transmit payments with respect to the book-entry debt securities on your behalf. We and the trustee have no responsibility for any aspect of the actions of the Depositary or any of its direct or indirect participants. In addition, we and the trustee have no responsibility or liability for any aspect of the records kept by the Depositary or any of its direct or indirect participants relating to or payments made on account of beneficial ownership interests in the book-entry debt securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. We also do not supervise these systems in any way.

So long as the Depositary or its nominee is the registered owner of the global securities representing the debt securities, the trustee will not recognize you as a holder under the indenture, and you can only exercise the rights of a holder indirectly through the Depositary and its direct participants. The Depositary has advised us that it will only take action regarding a book-entry debt security if one or more of the direct participants to whom the book-entry debt security is credited directs the Depositary to take such action and only in respect of the portion of the aggregate principal amount of the book-entry debt securities as to which that participant or participants has or have given that direction. The Depositary can only act on behalf of its direct participants. Your ability to pledge book-entry debt securities to non-direct participants, and to take other actions, may be limited because you will not possess a physical certificate that represents your book-entry debt securities.

Neither the Depositary nor Cede & Co. (nor such other Depositary nominee) will consent or vote with respect to the book-entry debt securities unless authorized by a direct participant in accordance with the Depositary’s procedures. Under its usual procedures, the Depositary will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the debt securities are credited on the record date (identified in a listing attached to the omnibus proxy).

The Depositary has agreed to the foregoing procedures in order to facilitate transfers of the book-entry debt securities among participants of the Depositary. However, they are under no obligation to perform or continue to perform those procedures, and they may discontinue those procedures at any time.

We will issue certificated debt securities in exchange for each global debt security if the Depositary is at any time unwilling or unable to continue as Depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor Depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days. In addition, we may at any time and in our sole discretion determine not to have the book-entry debt securities of any series represented by one or more global debt securities and, in that event, will issue certificated debt securities in exchange for the global debt securities of that series. Any certificated debt securities issued in exchange for a global debt security will be registered in such name or names as the Depositary shall instruct the trustee. We expect that such instructions will be based upon directions received by the Depositary from participants with respect to ownership of book-entry debt securities relating to such global debt security.

We have obtained the foregoing information concerning the Depositary and the Depositary’s book-entry systems and procedures from sources we believe to be reliable, but we take no responsibility for the accuracy of this information.

DESCRIPTION OF THE WARRANTS TO PURCHASE COMMON STOCK OR PREFERRED STOCK

The following is a general description of the common stock warrants and preferred stock warrants to which this prospectus and any prospectus supplement may relate. The applicable prospectus supplement will describe the specific terms of the common stock warrants or preferred stock warrants offered through that prospectus supplement, as well as any general terms described in this section that will not apply to those stock warrants. If any particular terms of the stock warrants described in the applicable prospectus supplement differ from the terms described in this prospectus, then the terms described in the applicable prospectus supplement will amend, supplement or supersede the terms described in this prospectus.

This description is not complete and is subject to and qualified in its entirety by reference to the detailed provisions of a stock warrant agreement that we will enter into with a bank or trust company as stock warrant agent which we will select at the time of issue. The stock warrant agent will act solely as our agent in connection with the stock warrants and will not assume any obligation, or agency or trust relationship, with the holders of the stock warrants. The stock warrant agreement will be filed with the SEC in connection with the offering of the stock warrants. Whenever particular provisions of the stock warrants or the stock warrant agreement, or terms defined therein, are referred to, those provisions or definitions are incorporated by reference herein. We urge you to read the stock warrants and the stock warrant agreement because they will describe in detail the terms of the stock warrants.

General

We may issue stock warrants evidenced by stock warrant certificates under the stock warrant agreement independently or together with any securities we offer by any prospectus supplement. If we offer stock warrants, the prospectus supplement will describe the terms of the stock warrants, including:

•	the title of the stock warrants;

•	the aggregate number of the stock warrants;

•	the securities for which the stock warrants are exercisable;

•	the offering price or prices, if any, and the exercise price or prices;

•	if applicable, the designation and terms of the preferred stock purchasable upon exercise of the preferred stock warrants;

•	the number of shares of common stock or preferred stock purchasable upon exercise of one stock warrant and the initial price at which the shares may be purchased upon exercise;

•	the dates on which the right to exercise the stock warrants begins and expires;

•	whether the stock warrant certificates representing the stock warrants will be issued in registered form or bearer form;

•	the procedures and conditions relating to the exercise of the stock warrants;

•	if applicable, the minimum or maximum amount of such stock warrants that may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such stock warrants are issued and the number of such stock warrants issued with each such security;

•	if applicable, the date on and after which such stock warrants and the securities with which they are issued will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	a discussion of any material United States federal income tax considerations;

•	call provisions, if any, including provisions relating to any call notice;

•	the currency or currencies, including composite currencies, in which the offering price and exercise price are payable;

•	if applicable, the antidilution provisions of the stock warrants; and

•	any other terms of such stock warrants, including terms, procedures and limitations relating to the exchange and exercise of such stock warrants.

The shares of common stock or preferred stock we issue upon exercise of the stock warrants will, when issued in accordance with the stock warrant agreement, be validly issued, fully paid and nonassessable.

Exercise of Stock Warrants

You may exercise stock warrants by surrendering to the stock warrant agent the stock warrant certificate, which indicates your election to exercise all or a portion of the stock warrants evidenced by the certificate and such exercise must be completed prior to the close of business on the expiration date stated in the prospectus supplement relating to the stock warrants. Unexercised stock warrants will become void after the close of business on the expiration date or any later expiration date that we determine. Surrendered stock warrant certificates must be accompanied by payment in full of the exercise price. The stock warrant agent will deliver certificates evidencing duly and properly exercised stock warrants to the transfer agent. Upon receipt of the certificates, the transfer agent will deliver to you a certificate representing the number of shares of common stock or preferred stock purchased as soon as practicable. If you exercise fewer than all the stock warrants evidenced by any certificate, the stock warrant agent will deliver a new stock warrant certificate representing the unexercised stock warrants.

No Rights as Stockholders

You will not have any rights as a holder of the securities underlying the stock warrants by virtue of your ownership of those stock warrants. Accordingly, as a holder of stock warrants, you are not entitled to vote, to consent or to receive dividends in connection with the securities underlying such stock warrants, to receive notice with respect to any meeting of holders of such underlying securities, or to exercise any other rights whatsoever with respect to the securities underlying their stock warrants, until you have become a holder of such underlying securities upon exercise of your stock warrants.

DESCRIPTION OF THE WARRANTS TO PURCHASE DEBT SECURITIES

The following is a general description of the debt warrants to which this prospectus and any prospectus supplement may relate. The applicable prospectus supplement will describe the specific terms of the debt warrants offered through that prospectus supplement, as well as any general terms described in this section that will not apply to those debt warrants. If any particular terms of the debt warrants described in the applicable prospectus supplement differ from the terms described in this prospectus, then the terms described in the applicable prospectus supplement will amend, supplement or supersede the terms described in this prospectus.

This description is not complete and is subject to and qualified in its entirety by reference to the detailed provisions of a debt warrant agreement that we will enter into with a bank or trust company as debt warrant agent which we will select at the time of issue. The debt warrant agent will act solely as our agent in connection with the debt warrants and will not assume any obligation, or agency or trust relationship, with the holders of the debt warrants. The debt warrant agreement will be filed with the SEC in connection with the offering of the debt warrants. Whenever particular provisions of the debt warrants or the debt warrant agreement, or terms defined therein, are referred to, those provisions or definitions are incorporated by reference herein. We urge you to read the debt warrants and the debt warrant agreement because they will describe in detail the terms of the debt warrants.

General

We may issue debt warrants evidenced by debt warrant certificates under the debt warrant agreement independently or together with any securities we offer by any prospectus supplement. If we offer debt warrants, the prospectus supplement will describe the terms of the debt warrants, including:

•	the title of the debt warrants;

•	the aggregate number of the debt warrants;

•	the debt securities for which the debt warrants are exercisable;

•	the offering price or prices, if any, and the exercise price or prices and the factors considered in determining the exercise price or prices;

•	the designation, aggregate principal amount and terms of the debt securities purchasable upon exercise of the warrants;

•	the procedures and conditions relating to the exercise of the debt warrants;

•	if applicable, the designation and terms of the securities with which such debt warrants are issued and the number of such debt warrants issued with each such security;

•	if applicable, the date on and after which such debt warrants and the securities with which they are issued will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	the principal amount of debt securities purchasable upon exercise of one debt warrant and the price at which the principal amount of debt securities may be purchased upon exercise;

•	the dates on which the right to exercise the stock warrants begins and expires;

•	a discussion of any material United States federal income tax considerations;

•	whether the debt warrant certificates representing the debt warrants will be issued in registered form or bearer form;

•	if applicable, the minimum or maximum amount of such debt warrants that may be exercised at any one time;

•	call provisions, if any, including procedures relating to any call notices;

•	the currency or currencies, including composite currencies, in which the offering price and exercise price are payable;

•	if applicable, the antidilution provisions of the debt warrants; and

•	any other terms of such debt warrants, including terms, procedures and limitations relating to the exchange and exercise of such debt warrants.

You may exchange debt warrant certificates for new debt warrant certificates of different denominations and may present debt warrant certificates for registration of transfer at the corporate trust office of the debt warrant agent, which will be listed in the prospectus supplement.

Exercise of Debt Warrants

You may exercise debt warrants by surrendering the debt warrant certificate at the corporate trust office of the debt warrant agent, which indicates your election to exercise all or a portion of the debt warrants evidenced by the certificate. Such exercise must be completed prior to the close of business on the expiration date stated in the prospectus supplement relating to the debt warrants. Unexercised debt warrants will become void after the close of business on the expiration date or any later expiration date that we determine. Surrendered debt warrant certificates must be accompanied by payment in full of the exercise price. Upon the proper exercise of debt warrants, the debt warrant agent will, as soon as practicable, deliver the debt securities in authorized denominations in accordance with your instructions and at your sole cost and risk. If less than all the debt warrants evidenced by the debt warrant certificate are exercised, the agent will issue a new debt warrant certificate for the remaining amount of debt warrants.

No Rights as Holders of Debt Securities

Warrantholders do not have any of the rights of holders of debt securities, except to the extent that the consent of warrantholders may be required for certain modifications of the terms of an indenture or form of the debt security, as the case may be, and the series of debt securities issuable upon exercise of the debt warrants. In addition, warrantholders are not entitled to payments of principal of, premium and interest on the debt securities.

DESCRIPTION OF THE OTHER SECURITIES

We will set forth in the applicable prospectus supplement a description of any depositary shares, stock purchase contracts, stock purchase units or units that may be offered pursuant to this prospectus.

PLAN OF DISTRIBUTION

We may sell the securities separately or together, in one or more transactions:

•	through one or more underwriters or dealers in a public offering and sale by them;

•	directly to investors;

•	through agents or other third parties; or

•	through a combination of these methods.

We may sell the securities from time to time in one or more transactions at a fixed price or prices, which may be changed from time to time:

•	at market prices prevailing at the times of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

We will set forth in a prospectus supplement the terms of the offering of securities, including:

•	the name or names of any agents, dealers or underwriters and the amount of the offering, if any, to be underwritten;

•	the purchase price of the securities being offered and the proceeds we will receive from the sale;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any agency fees, commissions or underwriting discounts and other items constituting agents’ underwriters’ or dealers’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any stock exchanges or securities associations on which such securities may be listed or quoted.

If we use underwriters for a sale of securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. The underwriters will be obligated to purchase all the securities of the series offered if they purchase any of the securities of that series. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement naming the underwriter the nature of any such relationship.

Underwriters, dealers or agents may receive compensation in the form of discounts, concessions or commissions from us or our purchasers (as their agents in connection with the sale of securities). These underwriters, dealers or agents may be considered to be underwriters under the Securities Act. As a result, discounts, commissions or profits on resale received by the underwriters, dealers or agents may be treated as underwriting discounts and commissions. The prospectus supplement will identify any such underwriter, dealer or agent, and describe any compensation received by them from us. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

We may authorize agents or underwriters to solicit offers by certain types of institutional investors to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. If we use delayed delivery contracts, we will disclose that we are using them and describe the conditions to these contracts and the commissions we must pay for solicitation of these contracts in the prospectus supplement.

Underwriters, dealers and agents may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments made by the underwriters, dealers or agents, under agreements between us and the underwriters, dealers and agents.

We may grant underwriters who participate in the distribution of securities an option to purchase additional securities to cover over-allotments, if any, in connection with the distribution.

We may solicit directly offers to purchase the securities, and we may directly sell the securities to institutional or other investors. We will describe the terms of direct sales, if any, in the applicable prospectus supplement. With respect to equity securities, we also may engage in at the market offerings into an existing trading market in accordance with Rule 415(a)(4) of the Securities Act.

All debt securities will be new issues of securities with no established trading market. Underwriters involved in the public offering and sale of debt securities may make a market in the debt securities. However, they are not obligated to make a market and may discontinue market-making activity at any time. No assurance can be given as to the liquidity of the trading market for any debt securities.

Underwriters or agents and their associates may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. In general, stabilizing transactions or covering of short positions may cause the price of the securities to be higher than it would otherwise be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent it were to discourage resales of that security. The underwriters are under no obligation to engage in any of these activities, and, if commenced, the underwriters may discontinue any of the activities at any time.

In addition, we may enter into derivative or other hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement so indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions or may lend securities in order to facilitate short sale transactions by others. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives or hedges to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, we may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus and an applicable prospectus supplement. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

The underwriters, dealers and agents may engage in transactions with us, or perform services for us, in the ordinary course of business for which they receive compensation.

LEGAL MATTERS

The validity of the issuance of the securities offered hereby will be passed upon for us by Shearman & Sterling LLP and by Jacob J. Schatz, Senior Vice President, General Counsel and Corporate Secretary, Electronic Arts Inc. As of October 31, 2014, Mr. Schatz owned 22,175 shares of EA common stock, held restricted stock units to acquire 18,898 shares of EA common stock, and held options to purchase a total of 15,079 shares of EA common stock.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The consolidated financial statements of Electronic Arts Inc. as of March 31, 2014 and March 31, 2013, and for each of the years in the three-year period ended March 31, 2014 and related financial statement schedule, and management’s assessment of the effectiveness of internal control over financial reporting as of March 31, 2014 have been incorporated by reference in this registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

With respect to the unaudited condensed consolidated interim financial statements for the quarterly periods ended June 30 and September 30, 2014, incorporated by reference in this registration statement, KPMG LLP, the independent registered public accounting firm has reported that they applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports included in the Company’s quarterly reports on Form 10-Q for the quarterly periods ended June 30, 2014 and September 30, 2014, incorporated by reference herein, state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited condensed consolidated interim financial statements because that report is not a “report” or a “part” of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act of 1933.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read and copy these reports, proxy statements and other information we file at the Public Reference Room of the SEC, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available to you on the SEC’s website at http://www.sec.gov. Our website address is www.ea.com. The information and other content contained on our website are not incorporated by reference into this prospectus or any accompanying prospectus supplement. We have included our website address in this prospectus only as a textual reference and do not intend it to be an active link to our website.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information contained in documents that we file with them, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of securities hereby.

The following documents filed with the SEC are incorporated by reference in this prospectus:

1.	Our Annual Report on Form 10-K for the fiscal year ended March 31, 2014 (“2014 10-K”), filed on May 21, 2014 and our Amended Annual Report on Form 10-K/A, filed on October 3, 2014, amending the 2014 10-K with respect to the matters set forth therein;

2.	Our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2014, filed on August 5, 2014 and our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2014, filed on November 4, 2014;

3.	Our Current Reports on Form 8-K filed on May 6, 2014, June 4, 2014, August 1, 2014, August 8, 2014 and October 31, 2014; and

4.	The description of our common stock contained in our Registration Statement on Form 8-A, filed on August 22, 1989.

We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K.

We will furnish without charge to each person to whom this prospectus is delivered, including any beneficial owner, on written or oral request, a copy of any or all of the documents that has been incorporated by reference in this prospectus, including exhibits to these documents. You should direct any requests for such documents to Electronic Arts Inc., Attention: Investor Relations Director, 209 Redwood Shores Parkway, Redwood City, CA 94065, telephone: (650) 628-1500.

$1,000,000,000

$600,000,000 3.700% Senior Notes due 2021

$400,000,000 4.800% Senior Notes due 2026

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

BofA Merrill Lynch		J.P. Morgan
BNP PARIBAS	Citigroup	Morgan Stanley

Co-Managers

MUFG	Scotiabank	US Bancorp

February 17, 2016